Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266945

Prospectus

Breakwave Tanker Shipping ETF

* Principal U.S. Listing Exchange: NYSE Arca, Inc.

The Breakwave Tanker Shipping ETF (the “Fund”), a series of the Amplify Commodity Trust (the “Trust”), is an exchange traded fund that issues shares that trade on the NYSE Arca, Inc. stock exchange (“NYSE Arca”). The Fund’s investment objective is to provide investors with exposure to the daily change in the price of tanker freight futures by tracking the performance of a portfolio (the “Benchmark Portfolio”) consisting of exchange-cleared futures contracts on the cost of shipping crude oil (“Freight Futures”). The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Freight Futures currently constituting the Benchmark Portfolio. The Benchmark Portfolio is maintained by Breakwave Advisors LLC (“Breakwave”), which also serves as the Fund’s commodity trading advisor.

The Fund is a commodity pool and the Sponsor is a commodity pool operator subject to regulation by the CFTC and the National Futures Association (“NFA”) under the Commodity Exchange Act, as amended. The Sponsor is registered with the CFTC as a commodity pool operator and is a member of the NFA.

The Commodity Futures Trading Commission has not passed upon the merits of participating in this pool nor has the commission passed on the adequacy or accuracy of this Disclosure Document.

The Fund and the Trust are managed and controlled by their sponsor and investment manager, Amplify Investments LLC (the “Sponsor”). The Fund is obligated to pay the Sponsor a management fee (the “Sponsor Fee”), calculated daily and paid monthly, equal to the greater of (i) 0.30% per year of the Fund’s average daily net assets; or (ii) $50,000. The Fund also pays Breakwave a license and service fee in an amount equal to 1.45% per year of the value of the Fund’s average daily net assets (the “CTA Fee” and, together with the Sponsor Fee, the “Management Fee”). The Fund is responsible for paying all of the routine operational, administrative and other ordinary expenses of the Fund, (collectively, “Other Expenses”). Breakwave has agreed to waive its CTA Fee and the Sponsor has agreed to assume the Fund’s Other Expenses (excluding brokerage fees, interest expenses, and extraordinary expenses) so that the Fund’s total annual expenses (“Total Expenses”) (i.e., the Management Fee plus Other Expenses) do not exceed 3.50% per annum through December 31, 2026 (the “Expense Cap”). The Fund may also be responsible for brokerage fees, interest expense, and certain non-recurring or extraordinary fees and expenses. Breakwave may, during the term of the waiver, recoup any fees waived pursuant to the contract; however, the Fund will only make repayments to Breakwave if such repayment does not cause the Fund’s expense ratio after the repayment is taken into account, to exceed either (i) the expense cap in place at the time such amounts were waived, or (ii) the Fund’s current expense cap. Such recoupment is limited to three years from the date the amount is initially waived.

The Fund is an exchange traded fund. Most investors who decide to buy or sell shares of the Fund shares place their trade orders through their brokers and may incur customary brokerage commissions and charges. Shares trade on the NYSE Arca under the ticker symbol “BWET” and are bought and sold throughout the trading day at bid and ask prices like other publicly traded securities. Shares trade on the NYSE Arca after they are initially purchased by “Authorized Participants,” institutional firms that purchase shares in blocks of 10,000 shares called “Baskets” (referred to herein as a “Creation Basket” or “Redemption Basket,” as applicable) through the Fund’s distributor, Foreside Fund Services, LLC (the “Marketing Agent”). The price of a basket is equal to the net asset value of 10,000 shares on the day that the order to purchase the basket is accepted by the Marketing Agent. The net asset value is calculated by taking the current market value of the Fund’s total assets (after close of NYSE Arca) subtracting any liabilities and dividing that total by the total number of outstanding shares. Authorized Participants may then offer to the public, from time to time, shares from any Creation Basket they create at a per-share market price. The offering of the Fund’s shares is a “best efforts” offering, which means that neither the Marketing Agent nor any Authorized Participant is required to purchase a specific number or dollar amount of shares. The Fund pays a distribution fee equal to 0.01% of average Fund net assets, with a minimum of $10,000 per year. Authorized Participants will not receive from the Fund, the Sponsor or any of their affiliates any fee or other compensation in connection with the sale of shares.

Investors who buy or sell shares during the day from their broker may do so at a premium or discount relative to the net asset value per share (“NAV”) of the Fund’s total net assets due to supply and demand forces at work in the secondary trading market for shares that are closely related to, but not identical to, the same forces influencing the prices of the Freight Futures in which the Fund invests and cash or other cash equivalents that the Fund holds. Investing in the Fund involves significant risks. See “Risk Factors Involved with an Investment in the Fund” beginning on page 8.

The Fund is not a mutual fund registered under the Investment Company Act of 1940 (“1940 Act”) and is not subject to regulation under such act. See “The Fund is not a registered investment company so shareholders do not have the protections of the 1940 Act” on page 22.

Neither the SEC nor any State Securities Commission has approved or disapproved of the securities offered in this Prospectus, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

The date of this prospectus is February 17, 2026

Commodity Futures Trading Commission Risk Disclosure Statement

You should carefully consider whether your financial condition permits you to participate in a commodity pool. In so doing, you should be aware that commodity interest trading can quickly lead to large losses as well as gains. Such trading losses can sharply reduce the net asset value of the pool and consequently the value of your interest in the pool. In addition, restrictions on redemptions may affect your ability to withdraw your participation in the pool.

Further, commodity pools may be subject to substantial charges for management, and advisory and brokerage fees. It may be necessary for those pools that are subject to these charges to make substantial trading profits to avoid depletion or exhaustion of their assets. This disclosure document contains a complete description of each expense to be charged this pool at pages 43 and a statement of the percentage return necessary to break even, that is, to recover the amount of your initial investment, at page 6.

This brief statement cannot disclose all the risks and other factors necessary to evaluate your participation in this commodity pool. Therefore, before you decide to participate in this commodity pool, you should carefully study this disclosure document, including the description of the principal risk factors of this investment, at pages 3 and 8.

You should also be aware that this commodity pool may trade foreign futures or options contracts. Transactions on markets located outside the United States, including markets formally linked to a United States Market, may be subject to regulations which offer different or diminished protection to the pool and its participants. Further, United States regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-united states jurisdictions where transactions for the pool may be effected.

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Prospectus Summary

This is only a summary of the prospectus and, while it contains material information about the Breakwave Tanker Shipping ETF (the “Fund”) and its shares, it does not contain or summarize all of the information about the Fund and the shares contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “Risk Factors Involved with an Investment in the Fund” beginning on page 8, before making an investment decision about the shares. For a glossary of defined terms, see Appendix A.

The Fund is a series of Amplify Commodity Trust (the “Trust”), a Delaware statutory trust formed on July 23, 2014. The Trust is a series trust formed pursuant to the Delaware Statutory Trust Act, and the Trust is currently organized into two separate series, the Breakwave Dry Bulk Shipping ETF, which commenced operations on March 22, 2018, and the Fund. The Fund is a commodity pool that continuously issues common shares of beneficial interest that may be purchased and sold on the NYSE Arca, Inc. stock exchange (“NYSE Arca”). The Fund is managed and controlled by Amplify Investments LLC (the “Sponsor”), a Delaware limited liability company. The Sponsor is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) and is a member of the National Futures Association (“NFA”). Breakwave Advisors LLC (“Breakwave”) is registered as a “commodity trading advisor” (“CTA”) with the CFTC and serves as the Fund’s commodity trading advisor.

The principal office of the Sponsor, Trust and Fund is located at 3333 Warrenville Road, Suite 350, Lisle, IL 60532. The telephone number for each is (855) 267-3837.

Breakeven Point

In order for a hypothetical investment in shares to break even over the next 12 months, assuming a selling price of $19.26 (the closing price per share as of December 31, 2025), the investment would have to generate a 1.09% return or $0.21.

The Fund’s Investment Objective and Strategy

The Fund’s investment objective is to provide investors with exposure to the daily change in the price of crude oil tanker freight futures, before expenses and liabilities of the Fund, by tracking the performance of a portfolio (the “Benchmark Portfolio”) mainly consisting of the nearest calendar quarter of futures contracts on specified indexes (each a “Reference Index”) that measure prices for shipping crude oil (“Freight Futures”). Freight Futures reflect market expectations for the future cost of transporting crude oil. Each Reference Index is published each United Kingdom business day by the London-based Baltic Exchange Ltd. (the “Baltic Exchange”) and measures the charter rate for shipping crude oil in a specific size category of cargo ship and for a specific route. The two Reference Indexes are as follows:

●	The TD3C Index: Persian Gulf to China, 270,000mt cargo (Very Large Crude Carrier or VLCC tankers)

●	The TD20 Index: West Africa to Europe, 130,000mt cargo (Suezmax tankers)

The value of the TD3C Index and the TD20 Index is disseminated daily at 4:00 p.m. London Time by the Baltic Exchange. Such Reference Index information also is widely disseminated by Reuters, Bloomberg and/or other major market data vendors.

The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Freight Futures currently constituting the Benchmark Portfolio. The Benchmark Portfolio includes all existing long positions to maturity and settle them in cash. During any given calendar quarter, the Benchmark Portfolio will progressively increase its position to the next calendar quarter three-month strip, thus maintaining constant long exposure to the Freight Futures market as positions mature.

The Benchmark Portfolio maintains long positions in Freight Futures. The Benchmark Portfolio includes a combination of TD3C and TD20 Freight Futures. More specifically, the Benchmark Portfolio will include 90% exposure in TD3C Freight Futures contracts and 10% exposure in TD20 Freight Futures contracts. At any given time, the average maturity of the futures held by the Fund will be approximately 50 to 70 days.

Certain circumstances could cause the Fund to invest in Freight Futures with different maturities than the ones included in the Benchmark Portfolio. Such circumstances include: the need to comply with regulatory requirements (including, but not limited to, exchange accountability levels and position limits imposed by the exchanges); market conditions (including but not limited to those allowing the Fund to obtain greater liquidity); and risk mitigation measures taken by one or more of the Fund’s FCMs.

The Benchmark Portfolio does not include and the Fund will not invest in swaps, non-cleared freight forwards or other over-the-counter derivative instruments that are not cleared through exchanges or clearing houses. The Fund may hold exchange-traded options on Freight Futures. The Benchmark Portfolio is maintained by Breakwave and will be rebalanced annually. The daily Fund holdings are available on the Fund’s website at www.tankeretf.com.

When establishing positions in Freight Futures, the Fund is required to deposit initial margin with a value of approximately 10% to 40% of the notional value of each Freight Futures position at the time it is established. These margin requirements are established and subject to change from time to time by the relevant exchanges, clearing houses or the Fund’s futures commission merchant (“FCM”). On a daily basis, the Fund is obligated to pay, or entitled to receive, variation margin in an amount equal to the change in the daily settlement level of its overall Freight Futures positions. Any assets not required to be posted as margin with the FCM is held at the Fund’s custodian in cash or cash equivalents, as discussed below.

The Fund holds cash or cash equivalents such as U.S. Treasuries or other high credit quality, short-term fixed-income or similar securities for direct investment or as collateral for the U.S. Treasuries and for other liquidity purposes and to meet redemptions that may be necessary on an ongoing basis. The Fund may also realize interest income from its holdings in U.S. Treasuries or other market rate instruments.

The Fund was created to provide investors with a cost-effective and convenient way to gain exposure to daily changes in the price of Freight Futures. The Fund is intended to be used as a diversification opportunity as part of a complete portfolio, not a complete investment program.

Principal Investment Risks of an Investment in the Fund

An investment in the Fund involves risk. As with any investment, you could lose all or part of your investment in the Fund, and the Fund’s performance could trail that of other investments. The Fund is subject to the principal risks noted below which may adversely affect the Fund’s NAV, trading price, total return and ability to meet its investment objective. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 8.

Investment Risk

Investments in Freight Futures typically fluctuate in value with changes in spot charter rates. Charter rates for tanker vessels are volatile and although they have increased from historically low levels, there is no guarantee that shipping rates for crude and refined products will remain at such elevated levels.

The escalating US-Venezuela conflict in early 2026 has introduced severe volatility into the tanker market, characterized by a sharp rise in freight rates and heightened operational risks for shipowners. The US has implemented a naval blockade and a series of tanker seizures. These actions have created a dual-edged risk environment as tanker rates hit their highest levels in years. Simultaneously, tankers associated with the “shadow fleet” or those exhibiting “deceptive shipping practices” face a heightened risk of physical interdiction by US forces, even in international waters, while insurers recalibrate premiums for high-risk zones and legitimate operators face potential force majeure disputes and delays due to stringent documentation checks and port slowdowns. As the US begins a phased strategy to control Venezuelan oil exports, the tanker market is balancing the potential for a medium-term recovery in exports which should continue to benefit tanker rates against the immediate reality of a sustained blockade and the resulting displacement of global shipping capacity.

The Russian invasion of Ukraine in early 2022 and the resulting economic sanctions imposed on Russia have had a profound impact on the global oil markets. Prior to the invasion, Russia accounted for more than 13% of global oil production and for about 17% of global oil exports. In addition, Russia accounted for almost 20% of global refined oil products exports. As a result, the disruption that the invasion brought, combined with the severe sanctions adopted mainly by the US and Europe, has significantly increased volatility in oil prices, altered oil trading patterns, and created associated refining bottlenecks. In addition, Russia’s invasion to Ukraine has led to higher oil prices due to tighter overall global oil production capacity and relatively low oil inventories. As a result, gross tanker freight rates that include the bunker cost (or, the cost of the “bunker” fuel that ships consume) component have also increased considerably. Shifting oil trade patterns as a result of the ongoing economic sanctions against Russia should continue to affect the tanker market for the years to come. Increased volatility in shipping rates as well as freight futures for both crude and refined products is expected to remain in place as long as the current geopolitical situation continues to greatly affect oil markets.

Futures and Options Market Risk

Futures and options contracts have expiration dates. Before or upon the expiration of a contract, the Fund may be required to enter into a replacement contract that is priced higher or that have less favorable terms than the contract being replaced (see “Negative Roll Risk,” below). The Freight Futures market settles in cash against published indices, so there is no physical delivery against the futures contracts.

Negative Roll Risk

Similar to other futures contracts, the Freight Futures curve shape could be either in “contango” (where the futures curve is upward sloping with next futures price higher than the current one) or “backwardation” (where each the next futures price is lower than the current one). Contango curves are generally characterized by negative roll cost, as the expiring contract value is lower that the next prompt contract value, assuming the same lot size. That means there could be losses incurred when the contracts are rolled each period and such losses are independent of the Freight Futures price level. See the section titled “Impact of Futures Roll on Total Returns and Fund Allocation” below for more information.

Tax Risk

The Trust is organized as a Delaware statutory trust but taxed as a partnership in accordance with the provisions of the governing trust agreement and applicable state law and, therefore, has a more complex tax treatment than conventional mutual funds. Because the Fund expects to be treated as a partnership for U.S. federal income tax purposes, the Fund will furnish shareholders each year with tax information on IRS clause K-1 (Form 1065) and each U.S. shareholder, and potentially each non-U.S. shareholder is required to report on its U.S. federal income tax return, and may be subject to U.S. withholding tax with respect to, its allocable share of income, gain, loss and deduction of the Fund. In addition, payments to each non-U.S. shareholder may be subject to U.S. withholding tax. The tax reporting of a partnership interest can be complex and shareholders may be advised to consult a tax expert.

Market Trading Risk

Shares of the Fund trade on the NYSE Arca and are bought and sold throughout the trading day at bid and ask prices like other publicly traded securities. Such secondary market trading creates risk for investors in Fund shares, including, but not limited to, the potential lack of an active market for Fund shares, losses from trading in secondary markets, and periods of high volatility and disruption in the process through which shares of the Fund are sold and redeemed. During periods of unusual volatility or market disruptions, market prices of Fund shares may deviate significantly from the market value of the Fund’s portfolio investments or the NAV of Fund shares. Any of these factors may lead to the Fund’s shares trading at a premium or discount to its NAV.

Liquidity Risk

The Freight Futures trade off-exchange, without dedicated market makers. As such, liquidity relies purely on the willingness of various market participants to engage voluntarily on a principal-to-principal basis in trading. As a result, periods of limited pricing or no pricing might exist. During such periods, the Fund’s shares could trade at a significant premium or discount to its NAV. In addition, a lack of liquidity could prevent the Fund from implementing its investment strategy, rolling its positions or achieving its targeted weights among futures contracts.

Management Risk

The investment strategy used by the Sponsor or its implementation may not produce the intended results. The Fund has a limited history and track record.

Concentration Risk

The Fund invests solely in Freight Futures. Such concentration may result in a high degree of volatility in the net asset value of the Fund under specific market conditions and over time.

Other Risks

The Fund pays fees and expenses that are incurred regardless of whether it is profitable. In order for an investor making an investment in shares of the Fund to break even over the 12-month period following the date of this prospectus, assuming a selling price of $19.26 (the closing price per share as of December 31, 2025), the investment would have to generate a 1.09% return or $0.21 for the investor not to lose money.

Unlike mutual funds, commodity pools or other investment pools that manage their investments in an attempt to realize income and gains and distribute such income and gains to their investors, the Fund generally does not distribute cash to shareholders. You should not invest in the Fund if you will need cash distributions from the Fund to pay taxes on your share of income and gains of the Fund, if any, or for any other reason.

You will have no rights to participate in the management of the Fund and will have to rely on the duties and judgment of the Sponsor to manage the Fund.

The Fund is subject to actual and potential inherent conflicts involving the Sponsor and its principals, various commodity futures brokers and Authorized Participants. The Sponsor’s officers, directors and employees do not devote their time exclusively to the Fund. The Sponsor’s directors, officers or employees may serve in the same or different functions with other entities that may compete with the Fund for their services, including other commodity pools that the Sponsor or its trading principal manages or may manage in the future. These persons could have a conflict between their responsibilities to the Fund and to those other entities.

The Fund has a limited prior operating history. There can be no assurance that the Fund will grow to or maintain an economically viable size, in which case the Sponsor may liquidate the Fund. Investors could lose part or all their investment.

While certain of the Sponsor’s principals have experience with investing in commodity interests, the Sponsor has been formed for the purpose of sponsoring the Trust and serving as the Fund’s commodity pool operator and has never operated a commodity pool or traded other commodity accounts. If the experience of the Sponsor and its management is not adequate or suitable, the operation and performance of the Fund may be adversely affected.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical initial investment in a single share of the Fund to equal the amount invested twelve months after the investment was made. For purposes of this breakeven analysis, the price of $19.26 per share, which was the price per share as of the close of trading on December 31, 2025, is assumed. You should note that you may pay brokerage commissions on purchases and sales of the Fund’s shares, which are not reflected in the table; however, the Fund’s brokerage fees and commissions are included (those costs associated with rolling futures).

This breakeven analysis refers to the redemption of Baskets by Authorized Participants and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per Share	19.26
Management, License and Service Fees(1)	0.00
Estimated Brokerage Fees(2)	0.24
Other Fund Fees and Expenses(3)	0.67
Interest Income(4)	-0.70
Amount of trading income (loss) required for the fund’s NAV to breakeven	0.21
Percentage of initial selling price per share	1.09%

(1)	The Fund is obligated to pay the Sponsor a Sponsor Fee, payable monthly, equal to the greater of (i) 0.30% per year of the Fund’s average daily net assets; or (ii) $50,000. The Fund also pays Breakwave a CTA license and service fee, paid monthly in arrears, for the use of the Benchmark Portfolio in an amount equal to 1.45% per annum of the value of the Fund’s average daily net assets. Average daily net assets are calculated daily by taking the average of the total net assets of the Fund over the calendar year – i.e., the sum of daily total net assets divided by the number of calendar days in the year. On days when markets are closed, the total net assets are the total net assets from the last day when the market was open. The amount presented is based on the Fund’s total assets as of December 31, 2025 and incorporates the Sponsor’s and Breakwave’s contractual agreements to waive their fees and/or assume Fund expenses (excluding brokerage fees, interest expense, and extraordinary expenses) to cap Total Annual Fund Expenses at 3.50% (see note 5 below).

(2)	The Fund determined this amount as follows. Assuming that the price of a Fund share is $19.26, the Fund would receive $192,600 upon the sale of a Creation Basket (10,000 shares multiplied by $19.26). Assuming that this entire amount is invested in Freight Futures and that there is no change in the settlement price of such contracts, the Fund would be required to purchase approximately 10 lots of TD3C Freight Futures and 5 lots of TD20 Freight Futures Contracts (calculated based on the values of the Freight Futures as of December 31, 2025, and the target allocation for the Benchmark Portfolio). Based on the roll methodology, the Fund would have to replace one-third (approximately 10 lots) of the contracts it holds every month. For the year ending December 31, 2025, the Fund spent $29,420 in brokerage fees which represented approximately $0.24 per share. In 2026, the Fund expects to spend a similar amount on a per‑share basis, although actual commissions may vary depending on market conditions and the Fund’s trading activity.

(3)	Other Fund Fees and Expenses include, among others, legal, printing, accounting, distribution, custodial, administration, bookkeeping, and transfer agency costs. This amount is based on estimated expenses calculated on an annualized basis. In connection with orders to create or redeem baskets, Authorized Participants will pay a transaction fee in the amount of $300 per order. Because these transaction fees are de minimis in amount, are paid to the Fund’s custodian, U.S. Bank (the “Custodian”) and charged on a transaction-by transaction basis, (and not on a Basket by Basket basis), and are borne by Authorized Participants, they have not been included in the Breakeven Table.

(4)	The Fund earns interest on its investments and funds it deposits with the futures commission merchant and the custodian, U.S. Treasuries, and money market funds at an estimated interest rate of 3.62%. This is a rate based on the rate of interest earned on six-month Treasury Bills as of December 31, 2025. The actual rate may vary.

(5)	Breakwave has agreed to waive its fee and the Sponsor has agreed to assume the Fund’s Other Expenses (which term excludes brokerage fees, interest expense, and extraordinary expenses) so that the Fund’s total annual expenses do not exceed 3.50% per annum through December 31, 2026. Breakwave may, during the term of the waiver, recoup any fees waived pursuant to the contract; however, the Fund will only make repayments to Breakwave if such repayment does not cause the Fund’s expense ratio after the repayment is taken into account, to exceed either (i) the expense cap in place at the time such amounts were waived, or (ii) the Fund’s current expense cap. Such recoupment is limited to three years from the date the amount is initially waived. After December 31, 2026, the expense limitation may be terminated and Fund shareholders may incur expenses higher than 3.50% annually, perhaps significantly higher. The percentage of initial selling price per share in the table represents the estimated approximate percentage of selling price per share net of any expenses or Management Fees waived or assumed by Breakwave or the Sponsor. The Fund may also be responsible for brokerage fees, interest expense, and certain non-recurring or extraordinary fees and expenses.

Risk Factors Involved With an Investment in the Fund

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus and in our periodic and current reports filed with the Securities and Exchange Commission that are incorporated by reference. Such information includes the Fund’s and the Trust’s financial statements and the related notes. See “Incorporation By Reference and Availability of Certain Information.”

An investment in the Fund involves risks. You could lose all or part of your investment in the Fund, and the Fund’s performance could trail that of other investments. The Fund is subject to the principal risks noted below which may adversely affect the Fund’s NAV, trading price, yield, total return and ability to meet its investment objective.

Risks Associated with the Freight Futures

The value of the Shares of the Fund relates directly to the value of, and realized profit or loss from, the Freight Futures and other assets held by the Fund, and fluctuations in price could materially affect the Fund’s shares.

The NAV of the Fund’s shares relates directly to the value of the Freight Futures, cash and cash equivalents held by the Fund and the portfolio’s average term established and maintained through the Fund’s investment in Freight Futures. Fluctuations in the prices of these assets could materially adversely affect the value and performance of an investment in the Fund’s shares. Past performance is not necessarily indicative of futures results; all or substantially all of an investment in the Fund could be lost. The primary types of investment-related risk are discussed below.

The Fund and its assets are subject to the risks inherent in the oil tanker shipping industry.

Investments in freight futures typically fluctuate in value with changes in spot charter rates. Charter rates for tanker vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease further in the future. As such, any decrease in spot tanker freight rates could lead to declines in the value of Freight Futures which could have a negative impact on the Fund’s performance. Charter rates generally will vary with the supply and demand for oil transportation. Geopolitical events and government actions will affect the supply and demand for tankers and, thus, the spot charter rate.

Factors that affect tanker rates include, but are not limited to:

●	Global economic growth;

●	Supply of tanker vessels;

●	Demand for oil transportation;

●	Russia-Ukraine war;

●	Currency exchange rates;

●	Wars and geopolitical conflicts;

●	Trade sanctions;

●	Closures of waterways and canals;

●	New routes and expansion of existing waterways and canals;

●	Weather and other environmental conditions; and

●	Industry and environmental regulations.

The People’s Republic of China (“China”) accounts for a sizable part of oil demand, and changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on tanker charter rates and as a result, Freight Futures.

The economy of China, which has been in a state of transition from a planned economy to a more market-oriented economy, differs from the economies of most developed countries in many respects, including the level of government involvement, its state of development, its growth rate, control of foreign exchange, protection of intellectual property rights and allocation of resources.

Although the majority of productive assets in China are still owned by the government at various levels, in recent years, the Chinese government has implemented economic reform measures emphasizing utilization of market forces in the development of the economy of China and a high level of management autonomy. The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. Economic growth has also been accompanied by periods of high inflation. The Chinese government has implemented various measures from time to time to control inflation and restrain the rate of economic growth.

The Chinese government has carried out economic reforms to achieve decentralization and utilization of market forces to develop the economy of China. These reforms have resulted in significant economic growth and social progress. There can, however, be no assurance that the Chinese government will continue to pursue such economic policies or, if it does, that those policies will continue to be successful. Any such adjustment and modification of those economic policies may have an adverse impact on the economy of China and, thus, the demand for oil. Further, the Chinese government may from time to time adopt corrective measures to control the growth of the economy which may also have an adverse impact on the economy. Political changes, social instability and adverse diplomatic developments in China could result in the imposition of additional government restrictions including expropriation of assets, confiscatory taxes or nationalization of some or all of the property held by companies in China. To the extent a Fund invests in Chinese securities, its investments may be impacted by the economic, political, diplomatic, and social conditions within China. Moreover, investments may be impacted by geopolitical developments such as China’s posture regarding Hong Kong and Taiwan, international scrutiny of China’s human rights record to include China’s treatment of some of its minorities, and competition between the United States and China. These domestic and external conditions may trigger a significant reduction in international trade, the institution of tariffs, sanctions by governmental entities or other trade barriers, the oversupply of certain manufactured goods, substantial price reductions of goods and possible failure of individual companies and/or large segments of China’s export industry. Events such as these and their consequences are difficult to predict and could have a negative impact on a Fund’s performance, including the loss incurred from a forced sale when trade barriers or other investment restrictions cause a security to become restricted. Also, China generally has less established legal, accounting and financial reporting systems than those in more developed markets, which may reduce the scope or quality of financial information relating to Chinese issuers.

China has experienced security concerns, such as terrorism and strained international relations, as well as major health crises. These health crises include, but are not limited to, the rapid and pandemic spread of novel viruses commonly known as SARS, MERS, and COVID-19 (Coronavirus). Such health crises could exacerbate political, social, and economic risks previously mentioned and could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and generally have a significant impact on the Chinese economy.

Any adverse effects on the Chinese economy may negatively affect demand for crude oil and, thus, the price of the charter rates. In particular, any curtailing in oil usage in China could have a material negative impact on tanker demand, and thus, tanker freight rates. Any changes in the charter rates could affect the value of Freight Futures.

Russia-Ukraine War

The recent conflict between Russia and Ukraine has had a profound impact on oil prices and as a result on tanker rates and might continue to impact the level of tanker rates for year to come. Russia accounts for more than 10% of global oil production. Sanctions put in place to limit the exports of crude oil and refined products from Russia has caused a reshuffling in tanker trade patterns and has led to increasing volatility in tanker freight rates. With limited seaborne crude exports out of Russia, refiners and oil traders have been seeking alternative sources for feedstock crude, causing major disruptions in the traditional crude oil trading patterns. Volatility in tanker rates has increased, especially for tankers carrying refined products. As volatility of spot charter rates increases, higher trading volumes in Freight Futures would be expected as market participants tend to increase their hedging requirements. In addition, oil price volatility has increased significantly, impacting tanker spot freight rates (rates are quoted inclusive of bunker expenses for both spot and freight futures contracts).

Venezuela Conflict

The escalating US-Venezuela conflict in early 2026 has introduced severe volatility into the tanker market, characterized by a sharp rise in freight rates and heightened operational risks for shipowners. The US has implemented a naval blockade and a series of tanker seizures. These actions have created a dual-edged risk environment as tanker rates hit their highest levels in years. Simultaneously, tankers associated with the “shadow fleet” or those exhibiting “deceptive shipping practices” face a heightened risk of physical interdiction by US forces, even in international waters, while insurers recalibrate premiums for high-risk zones and legitimate operators face potential force majeure disputes and delays due to stringent documentation checks and port slowdowns. As the US begins a phased strategy to control Venezuelan oil exports, the tanker market is balancing the potential for a medium-term recovery in exports which should continue to benefit tanker rates against the immediate reality of a sustained blockade and the resulting displacement of global shipping capacity

Ongoing economic sanctions against Russia due to the Russia-Ukraine war will continue to significantly affect tanker rates.

The ongoing war between Russia and Ukraine and the economic sanctions against Russia should continue to have a significant impact on tanker rates. For the core VLCC TD3C segment, that mainly reflects oil flows from the Middle East to China, the impact should be less profound as actual oil demand from China remains the main driver for tanker demand. For smaller size tankers (Suezmax, Aframax, Panamax) that tend to operate in more regions and territories including Russia and Ukraine, the ongoing conflict should continue to add to freight rate volatility for those segments and indirectly affect larger size tankers (VLCC).

In addition, oil prices directly affect the price of bunker fuel and thus the gross level of freight rates. An increase in oil prices should lead to increase in gross freight rates, all else being equal. On the other hand, if oil demand eases as a result of high oil prices and/or slower economic growth, then gross freight rates should also decrease, all else being equal. The Russia-Ukraine war is expected to continue to affect global energy prices and thus higher-than-historical volatility in oil prices is expected to persist.

As spot freight rates fluctuate due to more volatile oil and bunker prices, tanker freight futures should also experience heightened volatility. As a result, the Fund should also experience higher than normal volatility arising from higher fluctuations in bunker prices and, to a lesser extent, from net-of-fuel freight costs.

Illiquidity in the freight futures markets could make it impossible for the Fund to realize profits, losses or roll positions.

The Freight Futures market depends on the willingness of market participants to engage in a principal-to-principal trading and lacks the structure of other markets where market makers are obligated to provide liquidity at all times. As a result, periods of limited liquidity or no liquidity at all can occur. During such periods, the Fund might not be able to execute its investment strategy, roll positions, rebalance the portfolio to desired weightings, or honor creation and redemption requests.

Freight Futures can be volatile, which could result in large fluctuation in the price of Fund shares and should be monitored consistently by investors.

Futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. Because the Fund will invest substantially all of its assets in Freight Futures, you could lose a substantial part of your investment in the Fund. Movement in the price of freight and Freight Futures will be outside of the Sponsor’s control and may not be anticipated by the Sponsor. The Fund is exposed to Freight Futures and thus, might experience greater than expected volatility. The Fund is not a diversified investment vehicle, and therefore may be subject to greater volatility than a diversified portfolio or a more diversified commodity pool.

Tanker Freight Futures include the cost of fuel and thus are subject to oil price volatility.

Tanker freight futures are quoted and traded in USD per ton of cargo basis that include the cost of bunkers. As a result, fluctuations in the price of freight futures can result from fluctuations in the price of bunkers which is highly correlated with the price of oil. As a result, although the price of net-of-bunkers freight could increase/decrease, such an increase/decrease could be partially or fully offset by an opposite increase/decrease in the price of bunkers. Oil prices have recently been increasingly volatile as a result of geopolitical tensions especially as it relates to the Russian invasion in Ukraine. The price of tanker freight has also been subject to such oil fluctuations even during periods that the supply and demand balance for tanker shipping has remained relatively even.

Natural Disaster/Epidemic Risk.

Natural or environmental disasters, such as earthquakes, fires, floods, hurricanes, tsunamis and other severe weather-related phenomena generally, and widespread disease, including pandemics and epidemics (for example, the novel coronavirus COVID-19), have been and can be highly disruptive to economies and markets and have recently led, and may continue to lead, to increased market volatility and significant market losses. Such natural disaster and health crises could exacerbate political, social, and economic risks previously mentioned, and result in significant breakdowns, delays, shutdowns, social isolation, and other disruptions to important global, local and regional supply chains affected, with potential corresponding results on the operating performance of the Fund and its investments. A climate of uncertainty and panic, including the contagion of infectious viruses or diseases, may adversely affect global, regional, and local economies and reduce the availability of potential investment opportunities, and increases the difficulty of performing due diligence and modeling market conditions, potentially reducing the accuracy of financial projections. Under these circumstances, the Fund may have difficulty achieving its investment objective which may adversely impact performance. Further, such events can be highly disruptive to economies and markets, significantly disrupt the operations of individual companies (including, but not limited to, the Sponsor and third party service providers), sectors, industries, markets, securities and commodity exchanges, currencies, interest and inflation rates, credit ratings, investor sentiment, and other factors affecting the value of the Fund’s investments. These factors can cause substantial market volatility, exchange trading suspensions and closures and can impact the ability of the Fund to complete redemptions and otherwise affect Fund performance and Fund trading in the secondary market. A widespread crisis may also affect the global economy in ways that cannot necessarily be foreseen at the current time. How long such events will last and whether they will continue or recur cannot be predicted. Impacts from these events could have significant impact on the Fund’s performance, resulting in losses to your investment.

Risks Associated with the Fund’s Operations.

Execution Risk

The Fund seeks to invest its assets to the fullest extent possible in Freight Futures to achieve its investment objective of providing investors exposure to the daily change in Freight Futures, before Fund liabilities and expenses. However, changes in the NAV may not replicate the performance of Freight Futures due to a variety of reasons, including but not limited to:

●	the Fund may not be able to purchase or sell the exact amount of Freight Futures required to meet its investment objective;

●	regulatory or other extraordinary circumstances may limit the Fund’s ability to create or redeem Baskets;

●	the Fund will pay certain of its fees and expenses, including brokerage fees and expenses, extraordinary expenses, the Management Fee (as described below), and a significant increase in the Fund’s liabilities and expenses could lead to underperformance of the Fund relative to daily percentage changes in the Freight Futures;

●	the Fund will employ no leverage and thus, will invest less than its available capital in Freight Futures, which could lead to underperformance compared to the performance of the Freight Futures market;

●	an imperfect correlation between the performance of Freight Futures held by the Fund and the Fund’s NAV;

●	bid-ask spreads;

●	market illiquidity or disruption;

●	rounding of Fund share prices;

●	the amount of Freight Futures liquidated to satisfy redemption requests;

●	time differences between the trading of the Fund’s shares and the Freight Futures market;

●	early and unanticipated closings of the markets on which the holdings of the Fund trade, resulting in the inability of the Fund to execute intended portfolio transactions.

The market price at which investors buy or sell shares may be significantly more or less than NAV.

The market price at which investors buy or sell shares may be significantly less or more than NAV. The Fund’s per share NAV will change throughout the day as fluctuations occur in the market value of the Fund’s portfolio assets. The public trading price at which an investor buys or sells shares during the day from their broker may be different from the NAV of the shares. Price differences may relate primarily to supply and demand forces at work in the secondary trading market for the Fund’s shares that are closely related to, but not identical to, the same forces influencing the prices of the freight futures, cash and cash equivalents that constitute the Fund’s assets.

The NAV of the Fund’s shares may also be influenced by non-concurrent trading hours between the NYSE Arca and the market for Freight Futures. While the Fund’s shares trade on the NYSE Arca from 9:30 a.m. to 4:00 p.m. E.T., the trading hours for the freight market do not coincide during all of this time. As a result, trading spreads and the resulting premium or discount on the shares may widen and, therefore, increase the difference between the price of the shares and the NAV of the shares.

An absence of “backwardation” or the presence of “contango” in the prices of Freight Futures may decrease the value of the shares.

As the Fund’s Freight Futures near expiration, they will be replaced by contracts that have a later expiration. For example, a contract purchased and held in January 2026 may specify a March 2026 expiration. As that contract nears expiration, it may be replaced by selling the January 2026 contract and purchasing the contract expiring in April 2026. This process is referred to as “rolling.” Backwardation exists when the price for commodity contracts with shorter-term expirations are higher than the price for contracts with longer-term expirations. In these circumstances, absent other factors, the sale of the January 2026 contract would be consummated at a price that is higher than the price at which the April 2026 contract is purchased. Once the Fund purchased the April 2026 contract and assuming no other changes to the prevailing spot price for shipping oil nor the price relationship between the spot tanker freight price and futures contracts, hypothetically the value of the April 2026 contract would increase over time, thereby creating a gain for the Fund.

Conversely, contango exists when the price for commodity contracts with longer-term expirations are higher than the price for contracts with shorter-term expirations. In these circumstances, absent other factors, the sale of the January 2026 contract would be consummated at a price that is lower than the price at which the April 2026 contract is purchased. Once the Fund purchased the April 2026 contract and assuming no other changes to the prevailing spot price for shipping oil nor the price relationship between the spot tanker freight price and futures contracts, hypothetically the value of the April 2026 contract would increase over time, thereby creating a loss for the Fund.

The Fund intends to hold all futures positions to expiration and cash settle such positions and not sell any expiring contracts while purchasing the next available calendar quarter, thus reducing trading costs and tracking error.

See the section titled “Impact of Futures Roll on Total Returns and Fund Allocation” below for more information.

The investment objective of the Fund is not intended to correlate with any spot price of a Reference Index or any other freight indices, and this could cause the price of the Fund’s shares to substantially vary from changes in the spot price of freight.

The investment objective of the Fund is to provide investors with exposure to the daily change of near-dated Freight Futures and not on the spot freight rates. Freight Futures reflect the market participants’ expectation of average levels of freight rates and not any particular price level in the future. Positive changes in the spot charter rates might not necessarily transform to positive changes in Freight Futures, as market participants might view such increases as temporary. On the other hand, futures prices might deviate from the price of spot rates as participants anticipate different spot levels in the future. The absence of physical delivery in the freight futures market and thus the absence of carry trade means that freight futures price levels are generally more disconnected from spot rates compared to other commodity markets.

Weak correlation between the Fund’s NAV and the spot price of freight or spot-related indices such as the Baltic Dirty Tanker Index (as discussed below) may result. Investors may not be able to effectively hedge the risk of losses in freight-related transactions or indirectly invest in spot freight rates.

The NAV may be overstated or understated due to the valuation method employed when a settlement price for Freight Futures is not available on the date of NAV calculation.

The NAV will include, in part, any unrealized profits or losses on open Freight Futures. Under normal circumstances, the NAV will reflect the settlement price of open Freight Futures on the date the NAV is being calculated. However, a Freight Futures contract may not be trading on a day when the Fund is accepting creation and redemption orders. As a result, the Fund may attempt to calculate the fair value of such Freight Futures. In such situation, the Sponsor may use the settlement price on the most recent date which the Freight Futures would have traded as the basis of determining the market value of such contract for such day or use an alternative fair value methodology. Accordingly, if the Sponsor implements fair value methodologies to calculate the value of Freight Futures for any reason, there is the risk that the calculation of NAV on the applicable day will be overstated or understated, which may adversely affect an investment in the Fund’s shares.

Freight Futures may not uniformly change across maturities.

The Fund will invest in Freight Futures with different maturity dates. Generally, the Fund will hold futures with maturities of 1-6 months. Freight Futures prices do not change uniformly and therefore if spot charter rates rise, the investment performance of the Fund will be impacted by the Fund’s current maturity exposure which may be different from the expectations of the Sponsor and investors in the Fund. At any time, the Fund’s maturity exposure may not be optimal with respect to a movement in spot charter rates or short-term freight futures which would negatively impact performance. In addition, freight futures settle against monthly averages of spot charter rates, and as such, the timing of any positive of negative move in spot charter rates is important in terms of pricing and trading of freight futures.

Freight Futures transactions are subject to little, if any, regulation.

Freight Futures trade on a principal-to-principal basis, and then the transactions are cleared through major exchanges. The Freight Futures markets rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose the Fund in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

The Fund may experience a loss if it is required to sell U.S. Treasuries or cash equivalents at a price lower than the price at which they were acquired.

If the Fund is required to sell U.S. Treasuries or cash equivalents at a price lower than the price at which they were acquired, the Fund will experience a loss. This loss may adversely impact the price of the Fund’s shares. The value of U.S. Treasuries and other debt securities generally moves inversely with movements in interest rates. The prices of longer maturity securities are subject to greater market fluctuations as a result of changes in interest rates. While the short-term nature of the Fund’s investments in U.S. Treasuries and cash equivalents should minimize the interest rate risk to which the Fund is subject, it is possible that the U.S. Treasuries and cash equivalents held by the Fund will decline in value.

When interest rates rise, the value of fixed income securities typically falls. In a rising interest rate environment, the Fund may not be able to fully invest at prevailing rates until any current investments in U.S. Treasuries mature in order to avoid selling those investments at a loss. Interest rate risk is generally lower for shorter term investments and higher for longer term investments. The risk to the Fund of rising interest rates may be greater in the future due to the end of a long period of historically low rates and the effect of potential monetary policy initiatives and resulting market reaction to those initiatives. When interest rates fall, the Fund may be required to reinvest the proceeds from the sale, redemption or early prepayment of a U.S. Treasury or money market security at a lower interest rate.

The Fund will not take defensive positions to protect against declining freight rates, which could cause a decline to the value of the Fund’s shares.

The Fund will maintain a portfolio with a targeted average tenure of approximately 50-70 days, regardless of the Sponsor’s views on expected freight rate movements. The Fund will not take a defensive position if freight rates decline or if the Sponsor expects rates to decline. The Fund’s performance will be highly sensitive to freight rate changes and the value of the Fund’s shares will decrease as freight rates fall.

The Fund could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

The Fund may terminate at any time, regardless of whether the Fund has incurred losses, subject to the terms of the governing trust agreement (the “Trust Agreement”). For example, the dissolution or resignation of the Sponsor would cause the Trust to terminate unless shareholders holding a majority of the outstanding shares of the Trust, voting together as a single class, elect within 90 days of the event to continue the Trust and appoint a successor Sponsor. In addition, the Sponsor may terminate the Fund if it determines that the Fund’s aggregate net assets in relation to its operating expenses make the continued operation of the Fund unreasonable or imprudent. As of the date of this prospectus, the Fund pays the fees, costs and expenses of its operations. If the Sponsor and the Fund are unable to raise sufficient funds so that the Fund’s expenses are reasonable in relation to its NAV, the Fund may be forced to terminate and investors may lose all or part of their investment. Any expenses related to the operation of the Fund would need to be paid by the Fund at the time of termination.

However, no level of losses will require the Sponsor to terminate the Fund. The Fund’s termination would result in the liquidation of its investments and the distribution of its remaining assets to the shareholders on a pro rata basis in accordance with their shares, and the Fund could incur losses in liquidating its investments in connection with a termination. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Investors cannot be assured of the Sponsor’s or CTA’s continued services, the discontinuance of which may be detrimental to a Fund.

Investors cannot be assured that the Sponsor or CTA will be able to continue to service the Fund for any length of time. If the Sponsor or CTA discontinues its activities on behalf of the Fund, the Fund may be adversely affected, as there may be no entity servicing the Fund for a period of time. If the Sponsor’s or CTA’s registrations with the CFTC or memberships in the NFA were revoked or suspended, the Sponsor or CTA, as applicable, would no longer be able to provide services and/or to render advice to the Fund. If the Sponsor or CTA were unable to provide services and/or advice to the Fund, the Fund would be unable to pursue its investment objectives unless and until the Sponsor’s or CTA’s ability to provide services and advice to the Fund was reinstated or a replacement for the Sponsor or CTA as commodity pool operator or commodity trading advisor, respectively, could be found. Such an event could result in termination of the Fund.

The liquidity of the shares may be affected by the withdrawal from participation of Authorized Participants, which could adversely affect the market price of the shares.

In the event that one or more Authorized Participants that are actively involved in purchasing and selling Shares cease to be so involved, the liquidity of the shares will likely decrease, which could adversely affect the market price of the shares and result in your incurring a loss on your investment.

The Fund may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

If the Fund enters into new contractual relationships or renews existing relationships with its service providers, it may incur higher fees and expenses and need to change its accruals or introduce new fees and expenses. Any such change could make investors; investment less profitable.

The Fund is not actively managed and will attempt to deliver investors exposure to daily changes in the price of Freight Futures during periods in which the prices of Freight Futures are flat or declining as well as when they are rising.

The Sponsor will seek to hold Freight Futures during periods in which daily changes in the price of Freight Futures are flat or declining as well as when they are rising, and will not actively manage the Fund based on any other discretionary criteria. For example, if the Fund’s positions in Freight Futures are declining in value, the Fund will not close out such positions, except during rebalancing periods or for creation and redemption orders in accordance with its investment objective. Any decrease in value of the Fund’s Freight Futures positions will result in a decrease in the NAV and likely will result in a decrease in the market price of the shares.

Several factors may affect the Fund’s ability to consistently track the Benchmark Portfolio and achieve the Fund’s investment objective.

As with all funds that track a benchmark, the performance of the Fund may not closely track the performance of the benchmark for a variety of reasons. For example, the Fund incurs operating expenses and portfolio transaction costs not incurred by the benchmark. The Fund is also required to manage cash flows and may experience operational inefficiencies the Benchmark Portfolio does not. In addition, the Fund may not be fully invested in the contents of its Benchmark Portfolio at all times or may hold securities not included in its Benchmark Portfolio. As a result, there can be no assurance that the Fund will be able to achieve its investment objective.

The Fund has limited operating history, which limits investors ability to evaluate past performance in deciding whether to buy the Shares.

The Fund has little trading performance history upon which to evaluate an investment in the Fund. Past performance is not necessarily indicative of future results.

The success of the Fund depends on the ability of the CTA to accurately implement trading systems, and any failure to do so could subject the Fund to losses on such transactions.

The CTA will use mathematical formulas to facilitate the purchase and sale of Freight Futures. The CTA must make accurate calculations and execute the trades dictated by such calculations. In addition, the Fund relies on the CTA to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems or executing the Fund’s transactions could impair the Fund’s ability to achieve its investment objective.

The Trust is taxed as a partnership and the applicable tax laws are complex and burdensome on investors and may cause investors to incur tax liabilities in excess of any distributions they may receive with respect to the shares.

An investor’s tax liability may exceed the amount of distributions, if any, on its shares. Cash or property will be distributed at the sole discretion of the Sponsor. The Sponsor has not and does not currently intend to make cash or other distributions with respect to the shares. Investors will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on their allocable share of the Fund’s taxable income, without regard to whether they receive distributions or the amount of any distributions. Therefore, the tax liability of an investor with respect to its shares is likely to exceed the amount of cash or value of property (if any) distributed.

An investor’s allocable share of taxable income or loss may differ from its economic income or loss on its shares.

Due to the application of the assumptions and conventions applied by the Fund in making allocations for tax purposes and other factors, an investor’s allocable share of the Fund’s income, gain, deduction or loss may be different than its economic profit or loss from its shares for a taxable year. This difference could be temporary or permanent and, if permanent, could result in a shareholder being taxed on amounts in excess of its economic income.

Items of income, gain, deduction, loss and credit with respect to shares could be reallocated if the U.S. Internal Revenue Service (“IRS”) does not accept the assumptions and conventions applied by the Fund in allocating those items, with potential adverse consequences for an investor.

The U.S. tax rules pertaining to entities taxed as partnerships are complex and their application to large, publicly traded partnership treated entities such as the Fund is in many respects uncertain. The Fund applies certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects shareholders’ economic gains and losses. The IRS could view these assumptions and conventions as not fully in compliance with all aspects of the Internal Revenue Code (the “Code”) and applicable Treasury Regulations, however, and it is possible that the IRS could successfully challenge the Fund’s allocation methods and require the Fund to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects investors. If this occurs, investors may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

The Fund could be treated as a corporation for U.S. federal income tax purposes, which may substantially reduce the value of the shares.

The Fund has obtained an opinion of counsel that, under current U.S. federal income tax laws, the Fund will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of the Fund’s annual gross income consists of “qualifying income” as defined in the Code, (ii) the Fund is organized and operated in accordance with its governing agreements and applicable law and (iii) the Fund does not elect to be taxed as a corporation for U.S. federal income tax purposes. Although the Sponsor anticipates that the Fund will satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. The Fund has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for U.S. federal income tax purposes. If the IRS were to successfully assert that the Fund is taxable as a corporation for U.S. federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to shareholders, the Fund would be subject to tax on its net income for the year at corporate tax rates. In addition, although the Sponsor does not currently intend to make distributions with respect to shares, any distributions would be taxable to shareholders as dividend income. Taxation of the Fund as a corporation could materially reduce the after-tax return on an investment in shares and could substantially reduce the value of the shares.

The Fund is organized and operated as a Delaware statutory trust in accordance with the provisions of the declaration of trust and applicable state law, and therefore, the Fund has a more complex tax treatment than traditional mutual funds.

The Fund is organized and operated as a trust in accordance with the provisions of the Trust Agreement and applicable state law. No U.S. federal income tax is paid by the Fund on its income. Instead, the Fund will furnish shareholders each year with tax information on IRS clause K-1 (Form 1065) and each U.S. shareholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of the Fund. This must be reported without regard to the amount (if any) of cash or property the shareholder receives as a distribution from the Fund during the taxable year. The tax reporting of a partnership interest can be complex and shareholders may be advised to consult a tax expert. A shareholder, therefore, may be allocated income or gain by the Fund but receive no cash distribution with which to pay the tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability.

In addition to U.S. federal income taxes, shareholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Fund does business or owns property or where the shareholders reside. Although an analysis of those various taxes is not presented here, each prospective shareholder should consider their potential impact on its investment in the Fund. It is each shareholder’s responsibility to file the appropriate U.S. federal, state, local and foreign tax returns.

Other Risks.

Certain of the Fund’s investments could be illiquid, which could cause large losses to investors at any time or from time to time.

Although the Fund intends to hold positions to expiration and cash-settle such positions, Freight Futures positions cannot always be liquidated, if needed, at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption can also make it difficult to liquidate a position. The large size of the positions that the Fund may acquire increases the risk of illiquidity both by making its positions more difficult to liquidate and by potentially increasing losses while trying to do so.

The NYSE Arca may halt trading in the Fund’s shares, which would adversely impact an investor’s ability to sell shares.

The Fund’s shares are listed for trading on the NYSE Arca under the market symbol BWET. Trading in shares may be halted due to market conditions or, in light of NYSE Arca rules and procedures, for reasons that, in the view of the NYSE Arca, make trading in shares inadvisable. In addition, trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline. Additionally, there can be no assurance that the requirements necessary to maintain the listing of the Fund’s shares will continue to be met or will remain unchanged. NYSE Arca listing rules require a minimum of 50,000 shares to be outstanding for continued listing and will be the Fund’s minimum.

The lack of an active trading market for the Fund’s shares may result in losses on an investor’s investment in the Fund at the time the investor sells the shares.

Although the Fund’s shares are listed and traded on the NYSE Arca, there can be no guarantee that an active trading market for the shares will be maintained. If an investor needs to sell shares at a time when no active trading market for them exists, the price the investor receives upon sale of the shares, assuming they were able to be sold, likely would be lower than if an active market existed.

The Sponsor is leanly staffed and relies heavily on key personnel to manage the Fund and other funds.

In managing and directing the day-to-day activities and affairs of the Fund, the Sponsor relies heavily on the services of its CEO, Christian W. Magoon, its CFO, Bradley H. Bailey, its COO, David F. Wilding, its CCO, Jodie L. Crotteau and its president, William Belden III. If any of the group were to leave or be unable to carry out his or her present responsibilities, it may have an adverse effect on the management of the Fund.

During periods of unusual volatility or market disruptions, market prices of Fund shares may deviate significantly from the market value of the Fund’s portfolio investments or the NAV of Fund shares.

The NAV of Fund shares will generally fluctuate with changes in the market value of the Fund’s securities holdings. The market prices of shares will generally fluctuate in accordance with changes in the Fund’s NAV and supply and demand of shares on the NYSE Arca. It cannot be predicted whether Fund shares will trade below, at or above their NAV. During periods of unusual volatility or market disruptions, market prices of Fund shares may deviate significantly from the market value of the Fund’s securities holdings or the NAV of Fund shares.

There is a risk that the Fund will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such the Fund may not earn any profit.

As discussed in more detail in the section of this prospectus entitled “Breakeven Analysis” on page 6, the Fund has estimated that in order for a hypothetical investment in shares to break even over the next 12 months, assuming a selling price of $19.26 (the closing price per share as of December 31, 2025), the investment would have to generate a 1.09% return or $0.21. The Fund is recently formed and has little operating history, and accordingly, the breakeven amount may be higher than estimated. The Fund’s Management Fee and Other Expenses must be paid in all cases regardless of whether the Fund’s activities are profitable. Accordingly, the Fund must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

Regulation of the futures and options markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the Fund.

The futures markets are subject to comprehensive statutes, regulations, and margin requirements. In addition, the CFTC and futures exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. Regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools that are publicly distributed in the United States. The effect of any future regulatory change on the Fund is impossible to predict, but it could be substantial and adverse.

An investment in the Fund may provide little or no diversification benefits.

Freight rates historically have experienced little or no correlation with other asset classes. Nevertheless, if freight rates decline, an investor in Fund shares will experience a loss at the same time the investor may suffer losses with respect to other investments.

The Fund is not a registered investment company so shareholders do not have the protections of the 1940 Act.

The Fund is not an investment company subject to the 1940 Act. Accordingly, investors do not have the protections afforded by that statute. The 1940 Act is designed to protect investors by preventing: insiders from managing investment companies to their benefit and to the detriment of public investors; the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the 1940 Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.

The Fund and the Sponsor may have conflicts of interests.

The Fund is subject to actual and potential inherent conflicts involving the Sponsor, various commodity futures brokers and Authorized Participants. The Sponsor’s officers, directors and employees do not devote their time exclusively to the Fund. These persons are directors, officers or employees of other entities that may compete with the Fund for their services. They could have a conflict between their responsibilities to the Fund and to those other entities.

The Fund may also be subject to certain conflicts with respect to its FCM through which it places trades in Freight Futures, including, but not limited to, conflicts that result from receiving greater amounts of compensation from other clients, or purchasing opposite or competing positions on behalf of third party accounts traded through the FCM.

Shareholders have only very limited voting rights and have the power to replace the Sponsor only under specific circumstances. Shareholders do not participate in the management of the Fund and do not control the Sponsor, so they do not have any influence over basic matters that affect the Fund.

Shareholders have very limited voting rights with respect to the Fund’s affairs and have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). Shareholders may elect a replacement sponsor only if the Sponsor resigns voluntarily or loses its limited liability company charter. Shareholders are not permitted to participate in the management or control of the Fund or the conduct of its business. Shareholders must therefore rely upon the duties and judgment of the Sponsor to manage the Fund’s affairs.

The Fund could terminate at any time and cause the liquidation and potential loss of an investor’s investment and could upset the overall maturity and timing of an investor’s investment portfolio.

The Fund may terminate at any time, regardless of whether the Fund has incurred losses, subject to the terms of the Trust Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, or removal of the Sponsor as the manager of the Fund could cause the Fund to terminate unless a majority interest of the security holders within 90 days of the event elects to continue the Fund. However, no level of losses will require the Sponsor to terminate the Fund. The Fund’s termination would cause the liquidation and potential loss of an investor’s investment. Termination could also negatively affect the overall maturity and timing of an investor’s investment portfolio.

The Fund does not expect to make cash distributions.

Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, the Fund generally does not expect to distribute cash to security holders. An investor should not invest in the Fund if the investor will need cash distributions from the Fund to pay taxes on its share of income and gains of the Fund, if any, or for any other reason. Nonetheless, although the Fund does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the Fund’s NAV.

If a substantial number of requests for redemptions are received by the Fund during a relatively short period of time, the Fund may not be able to satisfy the requests from the Fund’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in the Fund’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The financial markets are currently in a slow period of recovery and the financial markets are still relatively fragile.

Since 2008, the financial markets have experienced very difficult conditions and volatility as well as significant adverse trends. Although the financial markets have recovered somewhat, the financial markets are still fragile. A poor financial recovery could adversely affect the financial condition and results of operations of the Fund’s service providers and Authorized Participants, which would impact the ability of the Sponsor to achieve the Fund’s investment objective.

The failure or bankruptcy of a clearing broker or the Fund’s custodian could result in a substantial loss of the Fund’s assets and could impair the Fund in its ability to execute trades.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or even if the customers’ funds are segregated by the clearing broker but the clearing broker is unable to satisfy a substantial deficit in a customer account, the clearing broker’s other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as the Fund, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of the Fund’s assets posted with the clearing broker. The Fund may also be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

In addition, to the extent the Fund’s clearing broker is required to post the Fund’s assets as margin to a clearinghouse, the margin will be maintained in an omnibus account containing the margin of all the clearing broker’s customers. If the Fund’s clearing broker defaults to a clearinghouse because of a default by one of the clearing broker’s other customers or otherwise, then the clearinghouse can look to all of the margin in the omnibus account, including margin posted by the Fund and any other non-defaulting customers of the clearing broker to satisfy the obligations of the clearing broker.

From time to time, clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear the Fund’s trades.

In addition, the majority of the Fund’s assets are held in U.S. Treasury securities, cash and/or cash equivalents with U.S. Bank N.A. (the “Custodian”). The insolvency of the Custodian could result in a complete loss of the Fund’s assets held by that Custodian, which, at any given time, could comprise a substantial portion of the Fund’s total assets.

Although the Shares of the Fund are limited liability investments, certain circumstances such as bankruptcy or indemnification could increase a shareholder’s liability.

The Shares of the Fund are limited liability investments; shareholders may not lose more than they invest plus any profits recognized on their investment. However, shareholders could be required, as a matter of bankruptcy law, to return to the estate of the Fund any distribution they received at a time when the Fund was in fact insolvent or in violation of its Trust Agreement. Shareholders also agree in the Trust Agreement that they will indemnify the Fund for any harm suffered by the Fund as a result of the shareholders actions unrelated to the business of the Fund.

Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as movements in the futures markets and indexes that track such movements, the Fund’s operations, the Sponsor’s plans and references to the Fund’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors deemed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund’s operations or the value of its shares.

Additional Information About the Fund, Its Investment Objective and Investments

The Fund is a commodity pool that issues common shares of beneficial interest that may be purchased and sold on NYSE Arca. The Fund is a series of the Trust, a Delaware statutory trust formed on July 23, 2014 pursuant to the Delaware Statutory Trust Act. The Fund is a commodity pool that issues common shares of beneficial interest that may be purchased and sold on NYSE Arca. The Trust currently consists of two series, the Breakwave Dry Bulk Shipping ETF, which commenced operations on March 22, 2018, and the Fund; each series operates as a separate commodity pool. Additional series of the Trust may be created in the future. The Trust and the Fund operate pursuant to the Trust Agreement. The Fund is managed and controlled by the Sponsor. The Sponsor is registered with the CFTC as a CPO and is a member of the NFA. Breakwave is registered with the CFTC as a CTA and acts as such for the Fund.

The Fund’s Investment Objective and Strategy

The Fund seeks to achieve its objective by purchasing Freight Futures that are cleared through major exchanges (see description of Freight Futures below). The Fund will place purchase orders for Freight Futures with an execution broker. The broker will identify a selling counterparty and, simultaneously with the completion of the transaction, will submit the block traded Freight Futures to the relevant exchange or clearing house for clearing, thereby completing and creating a cleared futures transaction. If the exchange or clearing house does not accept the transaction for any reason, the transaction is considered null and void and of no legal effect.

The principal markets for Freight Futures are ICE Futures Europe (the “ICE”) and the Chicago Mercantile Exchange (“CME”). In each case, the applicable exchange acts as a counterparty for each member for clearing purposes. The Fund’s investments in Freight Futures will be cleared by CME, ICE, and/or the European Energy Exchange (“EEX”).

The Benchmark Portfolio consists of positions in the three-month strip of the nearest calendar quarter of Freight Futures and roll them constantly to the next calendar quarter. The four-calendar quarters are January, February, and March (Q1), April, May, and June (Q2), July, August, and September (Q3), and October, November and December Q4). Throughout the quarter, the Benchmark Portfolio and the Fund will attempt to roll positions in the nearby calendar quarter, on a pro rata basis. For example, if the Fund was currently holding the Q1 calendar quarter comprising the January, February and March monthly contracts, each week in the month of February, the Fund will attempt to purchase Q2 freight contracts in an amount equal to approximately one quarter of the expiring February positions. As a result, by the end of February, the Fund would have rolled the February position to Q2 contracts, leaving the Fund with March and Q2 contracts. At the end of March, the Fund will have completed the roll and will then hold only Q2 exposure comprising April, May and June monthly contracts. Since Freight Futures contracts are cash settled, the Fund need not sell out of existing contracts. Rather, it will hold such contracts to expiration and apply the above methodology in order acquire the nearby calendar contract.

The Benchmark Portfolio is rebalanced annually. The Benchmark Portfolio’s initial allocation was approximately 90% TD3C VLCC contracts and 10% TD20 Suezmax contracts. The above allocation was based on contract value, not number of lots. Given each asset’s individual price movements during the year, such percentages might deviate from the targeted allocation. During the month of December of each year, the Fund will rebalance the portfolio in order to bring the allocation of assets back to the desirable levels. During this period, the Fund would purchase or sell Freight Futures to achieve its targeted allocation. As a result, during that period, the Fund might incur higher than average costs in the form of higher broker commissions, clearing fees and other trading-related costs. The degree of cost increases resulting from this annual rebalance will depend on the relative movement of the prices of the TD3C VLCC contracts and TD20 Suezmax futures contracts during the year.

The Fund may also realize interest income from holdings of U.S. Treasuries, which may be posted as margin or otherwise held to cover the Fund’s remaining notional exposure to Freight Futures. The Sponsor will deposit a portion of the Fund’s net assets with the custodian to be used to meet its current or potential margin or collateral requirements. The Sponsor anticipates that the Fund’s Freight Futures positions will be held to expiration and settle in cash against the respective Reference Index as published by the Baltic Exchange and ICE or CME. However, positions may be closed out to meet orders for redemption of Baskets, in which case the proceeds from the closed positions will not be reinvested.

The Fund’s portfolio will be traded with a view to reflecting the performance of the Benchmark Portfolio, whether the Benchmark Portfolio is rising, falling or flat over any particular period. To maintain the correlation between the Fund and the change in the Benchmark Portfolio, the Sponsor may adjust the Fund’s portfolio of investments on a daily basis in response to creation and redemption orders or otherwise as required.

Certain circumstances could cause the Fund to invest in Freight Futures contracts other than the Freight Futures included in the Benchmark Portfolio, including Freight Futures with different maturities than the Benchmark Freight Futures. Such circumstances include:

●	The need to comply with regulatory requirements (including, but not limited to, exchange accountability levels and position limits imposed by clearing exchanges);

●	Market conditions (including but not limited to those allowing the Fund to obtain greater liquidity (i.e., liquidity requirements) or to execute transactions with more favorable pricing); and

●	Risk mitigation measures taken by one or more of the Fund’s FCMs that could limit the Fund’s investments in particular Freight Futures contracts.

The Fund’s non-discretionary investment strategy is designed to permit investors to gain exposure to daily changes in the price of Freight Futures, in a cost-effective manner and/or to permit participants in the shipping or other industries to hedge the risk in their freight exposure. Accordingly, depending on the investment objective of an individual investor, risks associated with investing in freight may exist. The Fund is intended to be used as a diversification opportunity as part of a complete investment portfolio, not a complete investment program.

Prior Performance of the Fund

The Fund’s shares have traded on the NYSE Arca under the symbol “BWET” since May 3, 2023. The Fund has made no distributions to its shareholders.

As of December 31, 2025, the Fund had approximately 2,472 holders of shares.

The table below shows the relationship between the trading prices of the shares and the daily NAV of the Fund, since inception through December 31, 2025. The first row shows the average amount of the variation between the Fund’s closing market price and NAV, computed on a daily basis since inception, while the second and third rows depict the maximum daily amount of the end of day premiums and discounts to NAV since inception, on a percentage basis.

Fund
Average Difference	$0.01
Max Premium %	6.96%
Max Discount %	-6.38%

For more information on the performance of the Fund, see the Performance Tables below.

Past Performance is Not Necessarily Indicative of Future Results

Performance Data For The Fund

Name of Commodity Pool: Breakwave Tanker Shipping ETF

Type of Commodity Pool: Exchange traded security

Inception of Trading: May 3, 2023

Aggregate Subscriptions (from inception through December 31, 2025): $20,336,930

Aggregate Redemptions (from inception through December 31, 2025): $18,172,033

Total Net Assets as of December 31, 2025: $1,929,399

Worst Monthly Percentage Draw down: August 2023 (19.65%)

Worst Peak to Valley Draw down: June 30, 2023 – December 31, 2024 (52.57%)

Past Performance is Not Necessarily Indicative of Future Results.

Rates of Return:*

Month	2023	2024	2025
January	-	5.11%	21.76%
February	-	7.89%	-11.39%
March	-	2.53%	2.16%
April	-	-1.77%	5.23%
May	-1.33%	-2.24%	-6.72%
June	40.74%	-6.81%	-0.56%
July	-3.49%	-8.69%	6.30%
August	-19.65%	-1.57%	12.74%
September	-4.17%	-1.00%	14.91%
October	18.29%	-13.94%	25.41%
November	-7.61%	-12.05%	24.02%
December	-5.15%	-12.10%	-15.18%
Annual Rate of Return	6.97%	-38.40%	95.04%

*	The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

Past Performance is Not Necessarily Indicative of Future Results.

Draw-down: Losses experienced over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures. Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per share over the history of the Fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest cumulative percentage decline in month-end per share NAV that is not equaled or exceeded by a subsequent month-end per share NAV.

The graph below reflects the change in net asset value (“NAV”) per share from the initial price at the commencement of operations to the price on December 31, 2025.

BWET Net Asset Value 5/3/2023 - 12/31/2025
$30
$25
$20
$15
$10
$5
$0
May-23
Aug-23
Nov-23
Feb-24
May-24
Aug-24
Nov-24
Feb-25
May-25
Aug-25
Nov-25
NAV

Management’s Discussion and Analysis

Investors should consider Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Trust, which section is incorporated by reference to the Trust’s Annual Report on Form 10-K for the year ended June 30, 2025, and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025. There has not been a material change to the financial statements or the notes to those financial statements in the Trust’s Annual Report on Form 10-K for the year ended June 30, 2025, filed on September 26, 2025.

Fund Trading Policies

Liquidity

The Fund invests principally in exchange cleared futures that, in the opinion of the Sponsor, are traded in sufficient volume to permit the ready taking of orders in these financial interests.

Leverage

The Sponsor endeavors to have the value of the Fund’s Treasury Securities, cash and cash equivalents, whether held by the Fund or posted as margin or collateral, at all times approximate the aggregate market value of its obligations under the Fund’s Freight Futures interests, adjusted for the impact of the Fund’s monthly rolling methodology.

Borrowings

The Fund does not intend to or foresee the need to borrow money or establish lines of credit.

Pyramiding

The Fund does not and will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase of additional positions in the same commodity interest.

No Distributions

The Sponsor has discretionary authority over all distributions made by the Fund. In view of the Fund’s objective of seeking significant capital appreciation, the Sponsor currently does not intend to make any distributions, but, has the sole discretion to do so from time to time.

Margin Requirements and Marking-to-Market Futures Positions.

“Initial margin” is an amount of funds that must be deposited by a commodity trader with the trader’s broker to initiate an open position in futures contracts. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a small percentage of the aggregate purchase or sales price of the contract. The amount of margin required in connection with a particular futures contract is set by the exchange on which the contract is traded. Brokerage firms, such as the Fund’s clearing broker, carrying accounts for traders in commodity interest contracts may require higher amounts of margin as a matter of policy to further protect themselves.

Futures contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if the Fund’s futures positions have declined in value, the Fund may be required to post “variation margin” to cover this decline. Alternatively, if the Fund’s futures positions have increased in value, this increase will be credited to the Fund’s account.

The Fund’s Operations

The Sponsor and its Management and Trading Principals

The Sponsor is a single member limited liability company that was formed in the state of Delaware on October 2, 2014. The Sponsor maintains its main business office at 3333 Warrenville Road, Suite 350, Lisle, IL 60532. Since its formation, the Sponsor has served as an investment adviser for a suite of exchange-traded funds that are registered as investment companies under the 1940 Act. The Sponsor is registered as a commodity pool operator with the Commodity Futures Trading Commission (“CFTC”). The Sponsor is a member of the National Futures Association (“NFA”). The Sponsor registered as a CPO with the CFTC on October 3, 2023 and became a member of the NFA on October 25, 2023. The Fund is obligated to pay the Sponsor Fee, calculated daily and paid monthly, equal to the greater of (i) 0.30% per year of the Fund’s average daily net assets; or (ii) $50,000. The Fund also pays the Sponsor for wholesale support services at an annual rate of $15,000 plus 0.15% of the Fund’s average daily net assets, payable monthly.

The Sponsor is a wholly-owned subsidiary of Amplify Holding Company LLC (“Amplify”), a single member limited liability company that was formed in the state of Delaware and headquartered in Illinois. Prior Performance of the Fund is presented on pages 28-31 of this prospectus.

Neither the Trust nor the Fund has executive officers. Pursuant to the terms of the Trust Agreement, the Fund’s affairs are managed by the Sponsor. The business and affairs of the Sponsor are managed by its chief executive officer, Christian Magoon.

The following are individual Principals, as that term is defined in CFTC Rule 3.1, for the Sponsor: Christian W. Magoon, Bradley H. Bailey, David F. Wilding, Jodie L. Crotteau, Miguel Gonzalez and William Belden III. These individuals are principals due to their positions; however, Mr. Magoon is also a principal due to his controlling stake in Amplify. Amplify also was listed as a principal of the Sponsor, due to its controlling stake, on June 14, 2023.

Christian W. Magoon. Mr. Magoon has been the Chief Executive Officer and President of the Sponsor since January 2015. Mr. Magoon was listed as a principal, as that term is defined in CFTC Rule 3.1, of the Sponsor on October 3, 2023. He has also served as Chief Executive Officer and President, and Chair of the Board of Trustees, of Amplify ETF Trust, including the seventeen series thereof (the “Amplify Funds”). He has also served as Chief Executive Officer of YieldShares, LLC since April 2013, and of Magoon Capital since January 2010. In these roles, Mr. Magoon has general and active management and control of the business and affairs of the firm.

Bradley H. Bailey. Mr. Bailey has been Chief Financial Officer of the Sponsor since March 2016, and Chief Financial Officer of Amplify Funds since March 2016. He was listed as a principal, as that term is defined in CFTC Rule 3.1, of the Sponsor on September 21, 2023. Mr. Bailey has primary responsibility for the financial management and reporting of the Sponsor and Amplify Funds and is in charge of its books of account and accounting records, and its accounting procedures.

David F. Wilding. Mr. Wilding serves as the Chief Operating Officer of the Sponsor since February 2023. Mr. Wilding was listed as a principal, as that term is defined in CFTC Rule 3.1, of the Sponsor on August 8, 2023. Mr. Wilding is overseeing and managing the implementation of all elements of operations of the firm. Mr. Wilding has served as the Secretary of the Amplify Funds since February 2023 and as General Counsel and Chief Compliance Officer of Performance Trust Capital Partners LLC (investment adviser and broker-dealer) and PT Asset Management, LLC (investment adviser) from August 1996 to June 2022. He was listed as a principal of Performance Trust Capital Partners LLC from October 2020 to March 2022.

Jodie L. Crotteau. Ms. Crotteau has been Chief Compliance Officer of the Sponsor since January 2026. Ms. Crotteau was listed as a principal, as that term is defined in CFTC Rule 3.1., of the Sponsor since February 5, 2026 and is responsible for overseeing and managing the implementation of all elements of the regulatory compliance requirements and reporting pursuant to SEC, FINRA and NYSE Arca rules and regulations. Ms. Crotteau has served as the Chief Compliance Officer of the Amplify Funds since January 2026 and as an Executive Director and Chief Compliance Officer at Harris Associates LP (investment adviser) from October 2022 to December 2025. She has been Senior Vice President and Chief Compliance Officer of Harbor Capital Advisors, Inc. (investment adviser) from July 2014 to September 2022. She was listed as a principal of Harbor Capital Advisers, Inc. from July 2014 to June 2018 and July 2021 to September 2022. In addition, she was listed as an associated person of Harbor Capital Advisors, Inc. from August 2021 to September 2022 and a swap associated person from September 2021 to September 2022.

Miguel Gonzalez. Mr. Gonzalez has been Head of ETF Operations of the Sponsor since October 2023. Mr. Gonzalez was listed as a principal, as that term is defined in CFTC Rule 3.1., of the Sponsor since January 27, 2026 and an Associated Person of the Sponsor since January 28, 2026. Mr. Gonzalez manages the day-to-day operations of the Amplify Funds.

William Belden III. Mr. Belden has been President of the Sponsor since November 2018. Mr. Belden was listed as a principal, as that term is defined in CFTC Rule 3.1, of the Sponsor on September 21, 2023. Mr. Belden manages the day-to-day operations of the firm. Mr. Belden has also served as the Vice President of the Amplify Funds since October 2020.

Neither this pool operator nor any of its trading principals has previously operated any other pools or traded any other accounts.

Prior performance of the fund is presented on pages 28-31 of this prospectus.

Commodity Trading Advisor

The Commodity Trading Advisor (“CTA”) for the Fund is Breakwave Advisors LLC.

Breakwave is registered with the CFTC as a CTA and was approved as a Member of the NFA as of May 17, 2017. Breakwave’s registration as a commodity pool operator was approved on March 8, 2022. Its principal place of business is 17 State Street, Suite 4000, New York, NY 10004, telephone: 646-775-2898.

Breakwave, under authority delegated by the Sponsor, is responsible for reallocating assets within the portfolio with a view to achieving the Fund’s investment objective. In its capacity as a commodity trading advisor, Breakwave is an organization which, for compensation or profit, advises others as to the value of or the advisability of buying or selling futures contracts.

The Sponsor has entered into a Services Agreement with Breakwave. Under this agreement, Breakwave has agreed to compose and maintain the Benchmark Portfolio and license to the Sponsor the use of the Benchmark Portfolio. For this license and services, the Fund pays a fee to Breakwave of 1.45% of average daily net assets of the Fund.

Breakwave has agreed to be responsible for the payment of certain expenses in excess of the expense limitation although the Sponsor retains the ultimate obligation to the Fund to waive and/or reimburse such expenses.

Breakwave is a limited liability company. The following individual is the President, sole investment professional and Principal, as that term is defined in CFTC Rule 3.1:

John Kartsonas: Mr. Kartsonas is the Principal and Managing Partner of Breakwave Advisors LLC., a Commodity Trading Advisory (CTA) firm based in New York. Mr. Kartsonas was listed as a principal of the CTA on May 17, 2017. He has been a registered associated person and an NFA associate member of Breakwave since May 17, 2017. Mr. Kartsonas served as the Vice President of Marketing of ETF Managers Capital LLC (“ETFMC”) (commodity pool operator), with responsibilities for overseeing the production of marketing materials from October 4, 2023 to February 15, 2024. Mr. Kartsonas was listed as a principal of ETFMC on October 4, 2023, and was a registered associated person and an NFA associate member of ETFMC beginning October 4, 2023. His Principal status and Associated Person registration with ETFMC was withdrawn on February 15, 2024. From May 2018 to the present Mr. Kartsonas has also served as a Director of Seanergy Maritime, an international shipping company listed in the Nasdaq Capital Market, and from June 2022 to present Mr. Kartsonas has served as a Director of United Maritime Corporation, an international shipping company. As a Director for these companies, Mr. Kartsonas is responsible for general supervision of the activities of these companies. Prior to that, Mr. Kartsonas was a Senior Portfolio Manager at Carlyle Commodity Management from October 2012 to January 2017, a commodity-focused investment firm based in New York and part of the Carlyle Group. He was responsible for the firm’s Shipping and Freight investments. During his tenure, he managed one of the largest freight futures funds globally. Mr. Kartsonas received his MBA from the Simon School of Business, University of Rochester.

Performance of the Breakwave Dry Bulk Shipping ETF (“BDRY”)

As of the date of this Prospectus, the Fund is the only investment vehicle managed by Breakwave using the Fund’s investment strategy. In addition, Breakwave serves as the commodity trading advisor for BDRY, another series of the Trust. The following performance information for BDRY is presented in accordance with CFTC regulations. The performance of the Fund will differ materially from the performance of BDRY which is included herein. The performance of BDRY, which is summarized herein, is expected to be materially different from the Fund and the past performance summary of BDRY below generally is not representative of how the Fund might perform in the future. The performance of the Fund will differ materially from BDRY listed below.

Performance information is set forth in accordance with CFTC regulations.

Past Performance is Not Necessarily Indicative of Future Results.

Name of Commodity Pool: Breakwave Dry Bulk Shipping ETF

Type of Commodity Pool: Exchange traded security

Inception of Trading: March 22, 2018

Aggregate Subscriptions (from inception through December 31, 2025): $494,534,436

Aggregate Redemptions (from inception through December 31, 2025): $490,281,102

Total Net Assets as of December 31, 2025: $33,223,840

NAV per Share as of December 31, 2025: $8.74

Worst Monthly Percentage Draw down: August 1, 2022 – August 31, 2022 (38.43%)

Worst Peak to Valley Draw down: September 2021 – August 2023 (86.40%)

Rates of Return:*

Month	2021	2022	2023	2024	2025
January	31.55%	-26.34%	-18.52%	-3.61%	-5.46%
February	23.12%	-7.50%	19.43%	33.51%	12.26%
March	30.91%	18.97%	9.63%	-6.61%	-1.09%
April	44.28%	-10.79%	-12.54%	-7.93%	-9.31%
May	-4.52%	2.72%	-35.10%	-6.13%	-9.74%
June	24.68%	-22.54%	-2.74%	0.33%	8.48%
July	-9.74%	-27.67%	-10.40%	-10.14%	32.33%
August	8.10%	-38.43%	-2.14%	2.48%	10.34%
September	26.42%	15.12%	13.54%	-4.12%	-7.42%
October	-15.04%	-20.39%	-8.45%	-30.63%	6.96%
November	-11.30%	12.88%	85.22%	-12.25%	13.76%
December	10.44%	19.39%	24.83%	-7.36%	-5.62%
Annual Rate of Return	273.87%	-68.35%	24.08%	-48.11	44.70%

Past Performance is Not Necessarily Indicative of Future Results.

* The monthly rate of return is calculated by dividing the ending NAV of a given month by the ending NAV of the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

Draw-down: Losses experienced over a specified period. Draw-down is measured on the basis of monthly returns only and does not reflect intra-month figures.

Worst Monthly Percentage Draw-down: The largest single month loss sustained since inception of trading.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per share over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest cumulative percentage decline in month-end per share NAV that is not equaled or exceeded by a subsequent month-end per share NAV.

The Fund’s Service Providers

Administrator, Custodian, Fund Accountant, and Transfer Agent

U.S. Bank, a national banking association, with its principal office in Milwaukee, Wisconsin, provides custody and fund accounting to the Trust and Fund. Its affiliate, U.S. Bancorp Fund Services, is the transfer agent (“Transfer Agent”) for Fund shares and administrator for the Fund (“Administrator”). It performs certain administrative and accounting services for the Fund and prepares certain SEC, NFA and CFTC reports on behalf of the Fund. (U.S. Bank and U.S. Bancorp Fund Services are referred to collectively hereinafter as “U.S. Bank”).

The Fund has agreed to pay U.S. Bank (or U.S. Bancorp Fund Services, as the case may be) 0.05% of the Fund’s average daily net assets, with a $45,000 minimum annual fee payable for its administrative, accounting and transfer agent services and 0.01% of the Fund’s average daily net assets, with a minimum of $4,800 for custody services.

Delaware Trustee

Wilmington Trust, N.A. (the “Trustee”) serves as the Trust’s corporate trustee as required under the Delaware Statutory Trust Act (“DSTA”). The Trustee receives for its services an annual fee of $5,000 from the Trust.

The Trustee is the sole trustee of the Trust. The rights and duties of the Trustee and the Sponsor with respect to the offering of the shares and Fund management and the shareholders are governed by the provisions of the DSTA and by the Trust Agreement. The Trustee will accept service of legal process on the Trust in the State of Delaware and will make certain filings under the DSTA. The Trustee does not owe any other duties to the Trust, the Sponsor or the shareholders of the Fund. The Trustee’s principal offices are located at 1100 North Market Street, Wilmington, Delaware 19890. The Trustee is unaffiliated with the Sponsor.

The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Trust, provided, that any such resignation will not be effective until a successor Trustee is appointed by the Sponsor. The Sponsor has the discretion to replace the Trustee.

Only the assets of the Trust and the Sponsor are subject to issuer liability under the federal securities laws for the information contained in this prospectus and under federal securities laws with respect to the issuance and sale of the shares. Under such laws, neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the shares. The Trustee’s liability in connection with the issuance and sale of the shares is limited solely to the express obligations of the Trustee set forth in the Trust Agreement.

Under the Trust Agreement, the Sponsor has exclusive management and control of all aspects of the Trust’s business. The Trustee has no duty or liability to supervise the performance of the Sponsor, nor will the Trustee have any liability for the acts or omissions of the Sponsor. The shareholders have no voice in the day to day management of the business and operations of the Fund and the Trust, other than certain limited voting rights as set forth in the Trust Agreement. In the course of its management of the business and affairs of the Fund and the Trust, the Sponsor may, in its sole and absolute discretion, appoint an affiliate or affiliates of the Sponsor as additional sponsors and retain such persons, including affiliates of the Sponsor, as it deems necessary to effectuate and carry out the purposes, business and objectives of the Trust.

Because the Trustee has no authority over the Trust’s operations, the Trustee itself is not registered in any capacity with the CFTC.

Distribution Services

Foreside Fund Services, LLC (the “Marketing Agent”) provides statutory distribution services to the Fund, which are further discussed in the section titled “Plan of Distribution” below. The Fund pays an annual fee for such distribution services and related administrative services equal to approximately 0.01% of the Fund’s average daily net assets, with a minimum of approximately $10,000 payable annually. The Marketing Agent’s principal business address is Three Canal Plaza, Suite 100, Portland, ME 04101.

Futures Commission Merchant

Marex Financial (“Marex”) serves or will serve as the Fund’s broker for the execution of orders and/or the carrying and clearance of positions in commodities, commodity futures contracts, and options on the foregoing. The Fund estimates that it will pay 1.35% of the Fund’s NAV per year in brokerage fees for execution and clearing services on behalf of the Fund. Such brokerage fees are not included in the Fund’s Other Fees and Expenses discussed below.

Neither Marex nor any affiliate, officer, director or employee thereof have passed on the merits of this prospectus or offering, or given any guarantee as to the performance or any other aspect of the Fund.

Marex is not affiliated with either the Fund or the Sponsor. Therefore, the Sponsor and the Fund do not believe that the Fund has any conflicts of interest with Marex or its trading principals arising from Marex acting as the Fund’s FCM.

There have been no material civil, administrative, or criminal proceedings pending, on appeal, or concluded against Marex or its principals in the past five (5) years.

Introducing Brokers

The Fund will use the following introducing brokers (collectively, the “Introducing Brokers”):

●	Clarksons Platou Futures Ltd

●	GFI Securities Ltd

●	Marex Spectron International Ltd

●	Oil Brokerage Ltd

●	Freight Investor Services Ltd

●	Ocean Solutions LLC

The Introducing Brokers will provide services to the Fund in connection with the purchase and sale of futures contracts that may be purchased or sold by or through Marex for the Fund’s account. The Fund will pay the Introducing Brokers in connection with certain trades.

Investors should be advised that none of the Introducing Brokers are affiliated with or acting as a supervisor of the Fund or the Fund’s commodity pool operators, commodity trading advisors, investment managers, trustees, general partners, administrators, transfer agents, registrars or organizers, as applicable. Therefore, neither the Sponsor nor the Fund believes that there are any conflicts of interest with the Introducing Brokers or their trading principals arising from their acting as the Fund’s Introducing Broker.

The Introducing Brokers have not passed upon the adequacy of this prospectus or on the accuracy of the information contained herein. Additionally, the Introducing Brokers do not provide any commodity trading advice regarding the Fund’s trading activities. Investors should not rely upon the Introducing Brokers in deciding whether to invest in the Fund or retain their interests in the Fund.

Litigation and Regulatory Disclosure Relating to Introducing Brokers

Clarksons Platou Futures Ltd (“Clarksons”)

Clarksons is a registered introducing broker and is a member of the NFA. Its main office is located at Commodity Quay, St. Katharine Docks, London, E1W 1BF, United Kingdom.

In the normal course of its business, Clarksons is involved in various legal actions incidental to its commodities business. None of these actions are expected either individually or in aggregate to have a material adverse impact on Clarksons.

Neither Clarksons nor any of its principals have been the subject of any material administrative, civil or criminal actions within the past five years, except for the following matter.

On June 20, 2024, the National Futures Association (“NFA”) accepted an Offer of Settlement (“Offer”) submitted by Clarksons Platou Futures Limited (“Clarksons”) in connection with allegations by the NFA’s Business Conduct Committee that Clarksons (i) failed to register three individuals as associated persons and NFA Associates, (ii) failed to keep pre-trade communications, and (iii) disclosing confidential information. Without admitting or denying the allegations, Clarksons proposed to settle the charges against it by agreeing to pay a fine of $250,000. Clarksons also agreed to NFA findings that Clarksons violated NFA Bylaw 301(b), NFA Compliance Rules 2-10(a), 2-26, and 2-9(a).

In an order entered on August 11, 2022, a panel of the New York Mercantile Exchange (“NYMEX”) Business Committee found that between February 1, 2021 and March 31, 2021, Clarksons submitted multiple block trades with inaccurate execution times and also failed to report multiple block trades within the required time period. The panel also found that Clarksons impermissibly disclosed counterparty information for several block trades and failed to properly advise and train its brokers as to relevant NYMEX rules and Market Regulation Advisory Notices (“MRANs”) regarding reporting the execution time in a manner sufficient to ensure compliance with NYMEX’s block trade reporting rules. In accordance with an offer of settlement, the panel ordered Clarksons to pay a fine of $60,000.

GFI Securities Ltd (“GFI”)

GFI is a registered introducing broker and swap dealer and is a member of the NFA. Its main office is located at 5 Churchill Place, Canary Wharf, London, E14 5RD, United Kingdom.

In the normal course of its business, GFI is involved in various legal actions incidental to its commodities business. None of these actions are expected either individually or in aggregate to have a material adverse impact on GFI.

Neither GFI nor any of its principals have been the subject of any material administrative, civil or criminal actions within the past five years, except for the following matters.

In an order entered on September 19, 2023, a panel of the Chicago Mercantile Exchange (“CME”) Business Conduct Committee found that, from September 1, 2021, through September 10, 2021, GFI submitted block trades with inaccurate execution times and failed to report block trades within the required time period. Additionally, the Panel found that GFI failed to diligently supervise its employees when it failed to provide clear and accurate guidance regarding the execution of block trades. The panel concluded that GFI violated CME Rules 526, 526.F., and 432.W. In accordance with an offer of settlement, the Panel ordered GFI to pay a fine of $35,000.

In an order entered on September 19, 2023, a panel of the NYMEX Business Committee (the “Panel”) found that, from September 1, 2021, through September 10, 2021, GFI submitted block trades with inaccurate execution times and failed to report block trades within the required time period. Additionally, the Panel found that GFI failed to diligently supervise its employees when it failed to provide clear and accurate guidance regarding the execution of block trades. The panel concluded that GFI violated NYMEX Rules 526, 526.F., and 432.W. In accordance with an offer of settlement, the Panel ordered GFI to pay a fine of $20,000.

Marex Spectron International Ltd (“Marex Spectron”)

Marex Spectron is a registered introducing broker and swap dealer and is a member of the NFA. Its main office is located at 155 Bishopsgate, Level 5, London, EC2M 3TQ, United Kingdom.

In the normal course of its business, Marex Spectron is involved in various legal actions incidental to its commodities business. None of these actions are expected either individually or in aggregate to have a material adverse impact on Marex Spectron.

Neither Marex Spectron nor any of its principals have been the subject of any material administrative, civil or criminal actions within the past five years, except for the following matters.

In an order entered on April 19, 2023, a panel of the Chicago Mercantile Exchange (“CME”) Business Conduct Committee found that, from July 26, 2021, through July 30, 2021, Marex Spectron traders, through a broker, executed multiple block trades in E-Mini S&P 500 Put options opposite another account with common beneficial ownership. Therefore, the panel found that Marex Spectron violated CME Rule 534. Additionally, the panel found that on July 30, 2021, Marex Spectron executed one of the aforementioned block trades without consideration for whether the execution price was fair and reasonable at the relevant time in violation of CME Rule 526.D. The panel also found that Marex Spectron did not keep adequate records of the block trade execution time for the trade executed on July 29, 2021, and therefore violated CME Rule 536.H. Finally, the panel found that Marex failed to provide clear and accurate guidance to its employees regarding the execution of block trades and prohibited wash transactions and, in failing to diligently supervise its employees, violated CME Rule 432.W. In accordance with an offer of settlement, the panel ordered Marex Spectron to pay a fine of $50,000.

On February 16, 2022, the National Future Association’s Business Conduct Committee issued a complaint alleging that Marex Spectron allowed unregistered individuals to act as associated persons of the firm without being registered in such capacity or approved as NFA Associates. The Complaint further alleged that Marex Spectron failed to supervise its employees and agents in the conduct of their commodity interest activities for or on behalf of the firm. In accordance with an offer of settlement, Marex Spectron paid a fine of $250,000.

Oil Brokerage Ltd (“Oil Brokerage”)

Oil Brokerage is a registered introducing broker and a member of the NFA. Its main office is located at 10 Fleet Place, 3rd Floor, London, EC4M 7RB, United Kingdom.

In the normal course of its business, Oil Brokerage is involved in various legal actions incidental to its commodities business. None of these actions are expected either individually or in aggregate to have a material adverse impact on Oil Brokerage.

Neither Oil Brokerage nor any of its principals have been the subject of any material administrative, civil or criminal actions within the past five years, except for the following matters.

In an order entered on November 2, 2023, a panel of ICE’s Business Conduct Committee found that in numerous instances between September 2021 and January 2022, Oil Brokerage may have violated the following exchange rules for certain block trades: 4.07(c) by misreporting execution time and submitting trades beyond the 15-minute reporting window; 4.07(a)(ii)(A) by failing to comply with private negotiation requirements; legacy 6.08(b)(i) by failing to comply with order ticket requirements; and 6.07(a)(iii) by failing to comply with general recordkeeping requirements. The panel further determined that, during the same time period, Oil Brokerage may have additionally violated Rule 4.01(a) by failing to diligently supervise the block trade activities of its employees and Rule 4.01(b) by failing to establish, administer, and enforce supervisory systems, policies and procedures, which are reasonably designed to achieve compliance with exchange rules. The order imposed a fine of $185,000.

In an order entered on November 17, 2021, a panel of the NYMEX Business Conduct Committee found that during the time period of March, April, June and October 2020, Oil Brokerage failed to report numerous block trades in various NYMEX energy products within the required time period following execution, and also submitted block trades with misreported execution times. The panel also found that Oil Brokerage submitted numerous block trades in NYMEX energy products utilizing a flawed process that was contrary to the manner specified by NYMEX. Specifically, Oil Brokerage executed the block trades in principle by having the counterparties agree to all of the details of a block trade except for the price, which was to be a specially-calculated market price at 4:30 pm local time, and reported the block trade later in the day once the price was determined. Oil Brokerage did not facilitate further block trade negotiations once the price was known to ascertain whether the counterparties were still willing to enter into the block trades at the determined price, and therefore failed to correctly execute, record and report the block trades at issue. Finally, the panel found that Oil Brokerage failed to properly advise and train its employees as to relevant NYMEX Rules and MRANs in a manner sufficient to ensure compliance with the same. The Panel found that as a result of the foregoing, OB violated NYMEX Rules 526 (“Block Trades”), 536.E (Negotiated Trades) and 432.W. (“General Offenses – Failure to Supervise”). In accordance with an offer of settlement, Oil Brokerage paid a fine of $80,000.

In an order entered on November 27, 2025, the National Futures Association Business Conduct Committee found that Oil Brokerage allowed individuals to solicit and/or accept orders from customers located in the U.S. without being NFA Associates and registered with the CFTC as associated persons of the firm, in violation of NFA Bylaw 301(b), and failed to supervise, in violation of NFA Compliance Rule 2-9(a). Oil Brokerage neither admitted nor denied the allegations and, in accordance with an offer of settlement, paid a fine of $290,000.

Freight Investor Services Ltd (“Freight Investor”)

Freight Investor is a registered introducing broker and swap firm and is a member of the NFA. Its main office is located at 80 Cannon Street, London, EC4N 6HL, United Kingdom.

In the normal course of its business, Freight Investor is involved in various legal actions incidental to its commodities business. None of these actions are expected either individually or in aggregate to have a material adverse impact on Freight Investor.

Neither Freight Investor nor any of its principals have been the subject of any material administrative, civil or criminal actions within the past five years, except for the following matters.

On September 1, 2021, NFA’s Business Conduct Committee issued a complaint against Freight Investor alleging that Freight Investor failed to keep full, complete, and systematic records of all transactions relating to its business of dealing in commodity interests. In addition, the complaint alleged that Freight Investor allowed an unregistered individual to act as an Associated Person without being registered in such capacity and an NFA associate. The complaint further alleged that Freight Investor failed to supervise. On October 27, 2021, NFA’s Business Conduct Committee issued a decision accepting Freight Investor’s settlement offer. The committee found that Freight Investor violated NFA Compliance Rule 2-10(a) and NFA Bylaw 301(b), and ordered Freight Investor to pay a $140,000 fine and comply with undertakings that seek to address and remediate violations alleged in the complaint.

Ocean Solutions LLC (“Ocean”)

On March 15, 2023, the National Futures Association (“NFA”) accepted an Offer of Settlement (“Offer”) submitted by Ocean Solutions LLC (“Ocean”), James W Ronan (“Ronan”), and John Martin Schmidt III (“Schmidt”). The NFA Compliance Department alleged that: (i) Ocean and Ronan failed to disclose to customers the conflict of interest presented by Ocean and Ronan brokering trades on behalf of an affiliate, in which respondents shared management and/or ownership; (ii) Ocean failed to keep records of oral and written pre-trade communications that the firm’s associated persons conducted using their cell phones; (iii) respondents disclosed confidential customer information to other customers of the firm; (iv) Ocean failed to register the firm’s chief executive officer as an associated person and an NFA Associate, even though he was in the line of supervisory authority over associated persons; and (v) Ocean failed to diligently supervise the firm and its employees. Without admitting or denying the allegations, the respondents submitted the Offer by which Ocean agreed to pay a fine of $140,000, Ronan to pay a fine of $60,000, and Schmidt to pay a fine of $30,000. The respondents also agreed to NFA findings that Ocean, Ronan, and Schmidt violated NFA Compliance Rules 2-4 and 2-26; and that Ocean violated NFA Bylaw 301(b) and NFA Compliance Rules 2-10(a) and 2-9(a).

Legal Counsel

Chapman and Cutler LLP serve as legal counsel to the Fund and the Trust.

Other Fees and Expenses

The Fund will be responsible for its Other Expenses, including professional services (e.g., outside auditor’s fees and legal fees and expenses), shareholder tax return preparation, regulatory compliance, and other services provided by affiliated and non-affiliated service providers. Breakwave has agreed to waive its license and services fee and the Sponsor has agreed to assume the remaining expenses of the Fund so that Total Expenses do not exceed an annual rate of 3.50%, excluding brokerage commissions, interest expense, and extraordinary expenses, of the value of the Fund’s average daily net assets. All asset-based fees and expenses are calculated on the prior day’s net assets. Breakwave may, during the term of the waiver, recoup any fees waived pursuant to the contract; however, the Fund will only make repayments to Breakwave if such repayment does not cause the Fund’s expense ratio after the repayment is taken into account, to exceed either (i) the expense cap in place at the time such amounts were waived, or (ii) the Fund’s current expense cap. Such recoupment is limited to three years from the date the amount is initially waived.

Contractual Fees and Compensation Arrangements with the Sponsor and Third-Party Service Providers. Below is a list of the Fund’s contractual fee and compensation arrangements with the Sponsor, the CTA and with third-party service providers.

Service Provider	Compensation Paid by the Fund
Amplify Investments LLC, Sponsor	The greater of (i) 0.30% per year of the Fund’s average daily net assets, or (ii) $50,000
Breakwave Advisors LLC, CTA	1.45% of the Fund’s average daily net assets
U.S. Bank N.A., Custodian	0.01% of the Fund’s average daily net assets, with a minimum of $4,800
U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, Transfer Agent, Fund Accountant and Fund Administrator	0.05% of the Fund’s average daily net assets, with a $45,000 minimum
Foreside Fund Services, LLC	0.01% of average Fund net assets, with a minimum of $10,000
Marex Financial, Futures Commission Merchant and Clearing Broker	$7.00 per Freight Futures contract half-turn
Wilmington Trust Company, Trustee	$5,000 annually for the Trust
Amplify Investments LLC, Wholesale Support	$15,000 plus 0.15% of the Fund’s average daily net assets

The estimated per share contractual and non-contractual fees and expenses paid by the Fund as described above (exclusive of the Management Fee and estimated brokerage fees) are as follows, net of any expenses waived pursuant to the Expense Cap. These are also the “Other Fund Fees and Expenses” included in the section entitled “Breakeven Analysis” in this prospectus beginning on page 6.

Professional Fees(1)	$1.69
Distribution and Marketing Fees(2)	$0.12
Custodian and Administrator Fees and Expenses(3)	$0.04
General and Administrative Fees(4)	$0.57
Total Other Fund Fees and Expenses	$2.42

(1)	Professional fees include legal, auditing and tax-preparation related costs.

(2)	Marketing fees consist primarily, but not entirely, of fees paid to the Marketing Agent, wholesale support fees paid to the Sponsor and other costs related to the trading activities of the Fund.

(3)	Custodian and Administrator fees consist of fees to U.S. Bank for the Fund’s administrative, accounting, transfer agent and custodian activities.

(4)	General and Administrative fees include, but are not limited to, insurance and printing costs, as well as various compliance and reporting costs.

Asset-based fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis. NAV is calculated by taking the current market value of each Fund’s total assets and subtracting any liabilities.

The table below shows the total dollar amount of fees and expenses paid by the Fund for the year ended December 31, 2025.

Sponsor Fee(1)	$50,001
CTA Fee	26,607
Other Expenses(2)	414,219
Brokerage Commissions	29,420
Expenses Waived/Assumed by Sponsor or CTA(3)	17,877
Total Annual Fund Expenses after Waivers/Assumptions(3)	502,370

(1)	The Fund pays a Sponsor Fee, calculated daily and paid monthly, equal to the greater of 0.30% per annum of its average daily net assets, or $50,000.

(2)	Other Expenses include, but are not limited to, auditing, legal, accounting and administrative, tax-preparation, regulatory filing and reporting fees, wholesale support, and insurance costs, as well as professional and distribution fees. Such Other Expenses include fees for Principal Financial Officer and Chief Compliance Officer services provided by the Sponsor.

(3)	Breakwave has agreed to waive its fee and the Sponsor has agreed to assume the Fund’s Other Expenses (which term excludes brokerage fees, interest expenses, and extraordinary expenses) so that the Fund’s total annual expenses do not exceed 3.50% per annum through December 31, 2026. Breakwave may, during the term of the waiver, recoup any fees waived pursuant to the contract; however, the Fund will only make repayments to Breakwave if such repayment does not cause the Fund’s expense ratio after the repayment is taken into account, to exceed either (i) the expense cap in place at the time such amounts were waived, or (ii) the Fund’s current expense cap. Such recoupment is limited to three years from the date the amount is initially waived. After that date, the expense limitation may be terminated and Fund shareholders may incur expenses higher than 3.50% annually, perhaps significantly higher. The Fund may also be responsible for brokerage fees, interest expense, and certain non-recurring or extraordinary fee and expenses. Percentage of initial selling price per share represents the estimated approximate percentage of selling price per share net of any expenses or Management fees assumed or reimbursed by Breakwave or the Sponsor.

Conflicts of Interest

There are present and potential future conflicts of interest in the Fund’s structure and operation you should consider before you purchase shares. The Sponsor and Breakwave will use this notice of conflicts as a defense against any claim or other proceeding made. If the Sponsor or Breakwave is not able to resolve these conflicts of interest adequately, it may impact the Fund’s ability to achieve its investment objectives. The Fund, the Sponsor and Breakwave may have inherent conflicts to the extent the Sponsor attempts to maintain the Fund’s asset size in order to preserve its fee income.

The Sponsor’s and Breakwave’s officers, directors and employees, do not devote their time exclusively to the Fund. These persons are, or may in the future be, directors, officers or employees of other entities, including other series of the Trust, which may compete with the Fund for their services. They could have a conflict between their responsibilities to the Fund and to those other entities. The Sponsor and Breakwave believe that they have sufficient personnel, time, and working capital to discharge their responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to the Fund. The Sponsor and its principals will not invest in futures or other commodity interests for their proprietary accounts; therefore, the Sponsor will not give preferential treatment to proprietary accounts or trade proprietary accounts ahead of or against the Fund. However, Breakwave and its principals may trade futures on behalf of their own accounts, other clients’ accounts, and private funds, including such other parties in which Breakwave may have an interest. Such persons may from time-to-time take positions in their proprietary accounts which are opposite, or ahead of, the positions taken for the Fund and proprietary accounts may receive preferential treatment. Additionally, these various accounts may be deemed to be competing for the same or similar positions in the market. Depending on market liquidity and other factors, this possibility could result in Fund orders being executed at prices that are less favorable than would otherwise be the case. Moreover, the compensation terms for Breakwave’s services may vary among client accounts, creating the potential for preferential treatment of certain accounts.

Trades for proprietary and client accounts are typically combined into one block trade for execution with all trades receiving equivalent average pricing. Notwithstanding the adoption of procedures and policies relating to proprietary trading, there is still a possibility that proprietary accounts may receive preferential treatment over the Fund. Shareholders will not be permitted to inspect the trading records of Breakwave or its principals or any written policies of Breakwave related to such trading.

The Sponsor has sole current authority to manage the investments and operations of the Fund, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Security holders have limited voting control, which will limit their ability to influence matters such as amendment of the Declaration of Trust, change in the Fund’s basic investment policy, dissolution of the Fund, or the sale or distribution of the Fund’s assets.

The Sponsor serves as the sponsor to the Fund and the other series of the Trust, and may in the future serve as the sponsor or investment adviser to other commodity pools. The Sponsor may have a conflict to the extent that its trading decisions for the Fund may be influenced by the effect they would have on the other pools it manages.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the Sponsor. You may not construe this prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire prospectus, including the Declaration of Trust which can be found on the Fund’s website at www.tankeretf.com. You should also consult with your personal legal, tax, and other professional advisors.

Security Ownership of Certain Beneficial Owners and Management

To the knowledge of the management of the Fund, there were no persons that owned beneficially more than 5% of the Fund’s outstanding shares as of December 31, 2025. This information is based on publicly available clause 13D and 13G disclosures filed with the SEC.

Security Ownership of Certain Beneficial Owners and Management.

As of the date of this prospectus, neither the Sponsor nor any of its principals owned any shares of the Fund.

Change in Control

The Sponsor does not know of any arrangements which may subsequently result in a change in the control of the Trust.

Related Party Transactions

The Sponsor and Breakwave, who may be deemed “related persons” of the Fund under Item 404 of Regulation S-K adopted by the SEC, are entitled to receive compensation from the Fund for certain services they provide to the Fund. See “The Sponsor and its Management and Trading Principals,” and “Commodity Trading Advisor” in this prospectus for a description of the services provided by the Sponsor and Breakwave and the compensation payable to them.

Interests of Named Experts and Counsel

The Sponsor has employed Chapman and Cutler LLP to assist in preparing this prospectus. Neither the law firm nor any other expert hired by the Fund to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor does any such party have any present or future expectation of interest in the Sponsor, Marketing Agent, Authorized Participants, Custodian, Administrator or other service providers to the Fund.

Fiduciary and Regulatory Duties of the Sponsor

The general fiduciary duties which would otherwise be imposed on the Sponsor (which would make its operation of the Trust as described herein impracticable due to the strict prohibition imposed by such duties on, for example, conflicts of interest on behalf of a fiduciary in its dealings with its beneficiaries), are replaced by the terms of the Trust Agreement (to which terms all shareholders, by subscribing to the shares, are deemed to consent).

Additionally, under the terms of the Trust Agreement, the Sponsor is required to:

(i)	Devote such of its time to the business and affairs of the Trust as it shall, in its discretion exercised in good faith, determine to be necessary to conduct the business and affairs of the Trust for the benefit of the Trust;

(ii)	Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(iii)	Retain independent public accountants to audit the accounts of the Trust;

(iv)	Employ attorneys to represent the Trust;

(v)	Select the Trust’s Trustee, Administrator, Transfer Agent, Custodian and Commodity Broker, and any other service provider;

(vi)	Use its best efforts to maintain the status of the Trust as a “statutory trust” for state law purposes and as a “partnership” for U.S. federal income tax purposes;

(vii)	Have fiduciary responsibility for the safekeeping and use of the Trust, whether or not in the Sponsor’s immediate possession or control, and the Sponsor will not employ or permit others to employ such funds or in any manner except for the benefit of the Trust, including, among other things, the utilization of any portion of the Trust Estate as compensating balances for the exclusive benefit of the Sponsor. The Sponsor shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the conduct of the business of the Trust and in resolving conflicts of interest;

(viii)	Interact with the Depository, which is the Depository Trust Company (the “DTC”), as required;

(ix)	Delegate those of its duties hereunder as it shall determine from time to time to the Administrator or Marketing Agent, as applicable;

(x)	Perform such other services as the Sponsor believes that the Trust may from time to time require; and

(xi)	In its sole discretion, cause the Trust to do one or more of the following: to make, refrain from making, or once having made, to revoke, the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

The Sponsor shall have no liability to the Trust or to any shareholder for any loss suffered by the Trust which arises out of any action or inaction of the Sponsor if the Sponsor, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute fraud, gross negligence, bad faith, or willful misconduct of the Sponsor. Subject to the foregoing, the Sponsor shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any shareholder or assignee thereof. The Sponsor shall not be liable for the conduct or misconduct of any Administrator engaged to provide administrative services to the Trust or other delegate selected by the Sponsor with reasonable care.

Under Delaware law, a beneficial owner of a statutory trust (such as a shareholder of the Fund) may, under certain circumstances, institute legal action on behalf of himself and all other similarly situated beneficial owners (a “class action”) to recover damages for violations of fiduciary duties, or on behalf of a statutory trust (a “derivative action”) to recover damages from a third party where there has been a failure or refusal to institute proceedings to recover such damages. In addition, beneficial owners may have the right, subject to certain legal requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Beneficial owners who have suffered losses in connection with the purchase or sale of their beneficial interests may be able to recover such losses from the Sponsor where the losses result from a violation by the Sponsor of the anti-fraud provisions of the federal securities laws.

Under certain circumstances, shareholders also have the right to institute a reparations proceeding before the CFTC against the Sponsor (a registered commodity pool operator), an FCM, as well as those of their respective employees who are required to be registered under the Commodity Exchange Act, and the rules and regulations promulgated thereunder. Private rights of action are conferred by the Commodity Exchange Act. Investors in futures and in commodity pools may, therefore, invoke the protections provided thereunder.

The foregoing summary describing in general terms the remedies available to shareholders under federal law is based on statutes, rules and decisions as of the date of this prospectus. As this is a rapidly developing and changing area of the law, shareholders who believe that they may have a legal cause of action against any of the foregoing parties should consult their own counsel as to their evaluation of the status of the applicable law at such time.

Management; Voting by Shareholders

The shareholders of the Fund take no part in the management or control, and have no voice in the Trust’s operations or business.

The Sponsor has the right unilaterally to amend the Trust Agreement as it applies to the Trust provided that the shareholders have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the NYSE Arca, or if submitted to the shareholders by the Sponsor in its sole discretion. No amendment affecting the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in the form of an instruction letter.

Meetings

Meetings of the Trust’s shareholders may be called by the Sponsor and may be called by it upon the written request of shareholders holding at least 50% of the outstanding shares of the Trust or the Fund, as applicable. The Sponsor shall deposit in the United States mail or electronically transmit written notice to all shareholders of the Fund of the meeting and the purpose of the meeting, which shall be held on a date not less than 30 nor more than 60 days after the date of mailing of such notice, at a reasonable time and place. Where the meeting is called upon the written request of the shareholders such written notice shall be mailed or transmitted not more than 45 days after such written request for a meeting was received by the Sponsor. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

Any action required or permitted to be taken by shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any shareholder to any action of the Trust, the Fund or any shareholder, as contemplated by the Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each shareholder given in the manner provided in accordance with the Trust Agreement. The Trust Agreement provides that shareholders are deemed to have consented to any proposals recommended by the Sponsor in the shareholder notice unless such shareholders timely object to the proposals. Therefore, a lack of a response by a shareholder will have the same effect as if that shareholder had provided affirmative written consent for the proposed action. The Sponsor and all parties dealing with the Trust may act in reliance on such deemed activity.

Executive Compensation

The Fund has no employees, officers or directors and is managed by the Sponsor. None of the directors or officers of the Sponsor receive compensation from the Fund. The Sponsor receives a management fee, paid monthly in arrears. The Sponsor Fee is equal to the greater of (i) 0.30% per year of the Fund’s average daily net assets; or (ii) $50,000. The Sponsor also receives fees for wholesale support services at an annual rate of $15,000 plus 0.15% of the Fund’s average daily net assets, payable monthly.

Liability and Indemnification

The Sponsor will be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust, provided that (i) the Sponsor was acting on behalf of or performing services for the Trust and has determined, in good faith, that such course of conduct was in the best interests of the Trust and such liability or loss was not the result of fraud, gross negligence, bad faith, willful misconduct, or a material breach of the Trust Agreement on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the Trust. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Code by or against the Sponsor.

Notwithstanding the provisions above, the Sponsor and any broker-dealer for the Trust will not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

The Trust will not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor will be paid by the Trust in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder and a court of competent jurisdiction specifically approves such advance; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section.

Termination Events

The Trust will dissolve at any time upon the happening of any of the following events:

●	The filing of a certificate of dissolution or revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter) or upon the Sponsor’s voluntary withdrawal as Sponsor, unless (i) prior to the event of withdrawal, the Sponsor appoints a successor Sponsor that agrees to carry on the business of the Trust; (ii) at the time there is at least one remaining Sponsor and that remaining Sponsor carries on the business of the Trust or (iii) within 90 days of such event of withdrawal all the remaining shareholders agree in writing to continue the business of the Trust and to select, effective as of the date of such event, one or more successor Sponsors.

●	The occurrence of any event which would make unlawful the continued existence of the Trust.

●	In the event of the suspension, revocation or termination of the Sponsor’s registration as a commodity pool operator, or membership as a commodity pool operator with the NFA (if, in either case, such registration is required at such time unless at the time there is at least one remaining Sponsor whose registration or membership has not been suspended, revoked or terminated).

●	The Trust becomes insolvent or bankrupt.

●	The shareholders holding shares representing at least seventy-five percent (75%) of the net asset value (which excludes the shares of the Sponsor) vote to dissolve the Fund, notice of which is sent to the Sponsor not less than ninety (90) business days prior to the effective date of termination.

●	The determination of the Sponsor that the aggregate net assets of the Fund in relation to the operating expenses of the Trust make it unreasonable or imprudent to continue the business of the Trust.

●	The Trust is required to be registered as an investment company under the Investment Company Act of 1940.

●	DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

Provisions of Law

According to applicable law, indemnification of the Sponsor is payable only if the Sponsor has determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of the Trust and the Fund and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the Sponsor, and such indemnification or agreement to hold harmless is recoverable only out of the assets of the Fund.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. The SEC and state securities agencies take the position that indemnification of the Sponsor that arises out of an alleged violation of such laws is prohibited unless certain conditions are met.

These conditions require that no indemnification of the Sponsor or any underwriter for the Fund may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification and the court approves the indemnification; (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the party seeking indemnification; or (iii) a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made, provided that, before seeking such approval, the Sponsor or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold interests.

Provisions of the 1933 Act and NASAA Guidelines

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the Sponsor or its directors, officers, or persons controlling the Trust and the Fund, the Sponsor has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the 1933 Act and the North American Securities Administrators Association, Inc. (“NASAA”) commodity pool guidelines and is therefore unenforceable.

Books and Records

The books and records of the Fund may be made available for inspection and copying (upon payment of reasonable reproduction costs) by Shareholders of the Fund or their representatives for any purposes reasonably related to a Shareholder’s interest as a beneficial owner of the Fund upon reasonable advance notice during regular business hours at the office of the Sponsor. The Sponsor will maintain and preserve the books and records of each Fund for a period of not less than six years.

Statements, Filings, and Reports

The Trust furnishes to DTC Participants (as defined below) for distribution to shareholders annual reports (as of the end of each fiscal year) for the Fund as are required to be provided to shareholders by the CFTC and the NFA. These annual reports contain financial statements prepared by the Sponsor and audited by an independent registered public accounting firm designated by the Sponsor. The Trust also posts monthly reports to the Fund’s website (www.tankeretf.com). These monthly reports contain certain unaudited financial information regarding the Fund, including the Fund’s NAV. The Sponsor furnishes to the shareholders other reports or information which the Sponsor, in its discretion, determines to be necessary or appropriate. In addition, under SEC rules the Trust is required to file quarterly and annual reports for the Fund with the SEC, which need not be sent to shareholders but will be publicly available through the SEC. The Trust posts the same information that would otherwise be provided in the Trust’s CFTC, NFA and SEC reports on the Fund’s website www.tankeretf.com.

The Sponsor is responsible for the registration and qualification of the shares under the federal securities laws, federal commodities laws, and laws of any other jurisdiction as the Sponsor may select. The Sponsor is responsible for preparing all required reports, but has entered into an agreement with the Administrator to prepare these reports on the Trust’s behalf.

The accountants’ report on its audit of the Fund’s financial statements will be furnished by the Trust to shareholders upon request. The Trust will make such elections, file such tax returns, and prepare, disseminate and file such tax reports for the Fund, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Fiscal Year

The fiscal year of the Fund is July 1 to June 30. The Sponsor may select an alternate fiscal year.

Governing Law; Consent to Delaware Jurisdiction

The rights of the Sponsor, the Fund, DTC (as registered owner of the Fund’s global certificate for shares) and the shareholders, are governed by the laws of the State of Delaware. The Sponsor, the Fund, DTC, and by accepting shares, each DTC Participant and each shareholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the Sponsor or the Fund.

Legal Matters

Litigation and Claims

In the normal course of business, the Trust, the Fund and the Sponsor may be subject to various legal proceedings from time to time. The Trust, the Fund and the Sponsor are not party to any material pending legal proceedings required to be disclosed pursuant to Item 103 of Regulation S-K.

Legal Opinion

Chapman and Cutler LLP has been retained to advise the Trust and the Sponsor with respect to the shares being offered hereby and has passed upon the validity of the shares being issued hereunder. Eversheds Sutherland (US) has provided the Sponsor with its opinion with respect to U.S. federal income tax matters addressed herein.

Experts

Cohen & Company, Ltd., an independent registered public accounting firm, has audited the financial statements of the Trust for the years ended June 30, 2025 and 2024. The Trust’s former independent registered public accounting firm, WithumSmith & Brown, P.C., audited the financial statements of the Trust for the years ended June 30, 2023 and 2022.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares in the Fund, and the U.S. federal income tax treatment of the Fund, as of the date hereof. This discussion is applicable to a beneficial owner of shares who purchases shares in the offering to which this prospectus relates, including a beneficial owner who purchases shares from an Authorized Participant. Except where noted otherwise, it deals only with shares held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding shares as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for U.S. federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of shares whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code, as amended, and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of shares should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. shareholder” of a share means a beneficial owner of a share that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity that is treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Shareholder” is a holder that is neither a U.S. shareholder nor a partnership (or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). If a partnership holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your own tax advisor regarding the tax consequences.

The Sponsor, on behalf of the Fund, has received the opinion of Eversheds Sutherland (US), counsel to the Fund, that the material U.S. federal income tax consequences to the Fund and to U.S. shareholders and Non-U.S. Shareholders will be as described below. In rendering its opinion, Eversheds Sutherland (US) has relied on the facts described in this prospectus as well as certain factual representations made by the Fund and the Sponsor. The opinion of Eversheds Sutherland (US) is not binding on the IRS, and as a result, the IRS may not agree with the tax positions taken by the Fund. If challenged by the IRS, the Fund’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting the Fund or prospective investors.

Each prospective investor is advised to consult its own tax advisor as to how U.S. Federal income tax consequences of an investment in the fund apply to you and as to how the applicable state, local or foreign taxes apply to you.

Tax Status of the Fund

The Fund is organized and operated as a statutory trust in accordance with the provisions of the Trust Agreement and Delaware law. As a statutory trust, the Fund generally will be taxable as a partnership unless it elects to be taxable as a corporation under current tax law. The Fund does not intend to elect to be taxable as a corporation. Even if the Fund doesn’t elect to be taxed as a corporation, under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for U.S. federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. The Fund and the Sponsor have represented the following:

●	At least 90% of the Fund’s gross income for each taxable year that it has been in existence has and will constitute “qualifying income” within the meaning of Code section 7704 (as described above);

●	the Fund is organized and operated in accordance with its governing agreements and applicable law;

●	the Fund (i) has not registered, and will not register, under the Investment Company Act of 1940, as amended, as a management company or unit investment trust, and (ii) has not elected, and will not elect to be treated as a business development company under the Investment Company Act of 1940, as amended;

●	the Fund has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Eversheds Sutherland (US) is of the opinion that the Fund will be classified as a partnership for U.S. federal income tax purposes and that it is not taxable as a corporation for such purposes.

If the Fund failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, the Fund would be taxable as a corporation for U.S. federal income tax purposes and would pay U.S. federal income tax on its income at regular corporate rates. In that event, shareholders would not report their share of the Fund’s income or loss on their returns.

In addition to the consequences to the Fund described in the prior paragraph, if the Fund is treated as taxable as a corporation, distributions to shareholders would be treated as dividends to the extent of the Fund’s current and accumulated earnings and profits. To the extent a distribution exceeded the Fund’s earnings and profits, the distribution would be treated as a return of capital to the extent of a shareholder’s adjusted tax basis in its shares, and thereafter as gain from the sale of shares. Accordingly, if the Fund were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in the Fund and on the value of the shares.

The remainder of this summary assumes that the Fund is classified as a partnership for U.S. federal income tax purposes and that it is not taxable as a corporation.

U.S. Shareholders.

Tax Consequences of Ownership of Shares

Taxation of the Fund’s Income. No U.S. federal income tax is paid by the Fund on its income. Instead, the Fund files annual information returns, and each U.S. shareholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of the Fund. For example, shareholders must take into account their share of ordinary income realized by the Fund from accruals of interest on U.S. Treasuries and other investments, and their share of gain from U.S. Treasuries. These items must be reported without regard to the amount (if any) of cash or property the shareholder receives as a distribution from the Fund during the taxable year. Consequently, a shareholder may be allocated income or gain by the Fund but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the Sponsor currently does not intend to make distributions, it is likely that in any year in which the Fund realizes net income and/or gain a U.S. shareholder will be required to pay taxes on its allocable share of such income or gain from sources other than the Fund distributions. In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses). Also included as income subject to the additional 3.8% tax is income from businesses involved in the trading of financial instruments or commodities.

Allocations of the Fund’s Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.”

An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, the Fund applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to shareholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of shares in proportion to the number of shares owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by the Fund for U.S. federal income tax purposes for any taxable year are allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. The allocation is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest.

The Fund applies certain conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The Sponsor believes that application of these conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations will have substantial economic effect or otherwise will be respected as being in accordance with shareholders’ interests in the Fund for U.S. federal income tax purposes. The Code and existing Treasury Regulations do not expressly permit adoption of all of these conventions although the monthly allocation convention described above, is permitted under Treasury Regulations. The Sponsor is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a shareholder to be allocated more or less income or loss for U.S. federal income tax purposes than its proportionate share of the economic income or loss realized by the Fund during the period it held its shares. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the shares are sold, but could be permanent. For example, a shareholder could be allocated income accruing before it purchased its shares, resulting in an increase in the basis of the shares (see “Tax Basis of Shares,” below). On a subsequent disposition of the shares, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses,” below).

Mark to Market of Certain Exchange-Traded Contracts. For U.S. federal income tax purposes, the Fund generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by the Fund at the end of each taxable year, including for example futures contracts and options on futures contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, are treated as if they were sold by the Fund for their fair market value on the last business day of the taxable year. A shareholder’s distributive share of the Fund’s net gain or loss with respect to each section 1256 contract generally is treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Some of the Fund’s Futures Contracts and some of their other commodity interests will qualify as “section 1256 contracts” under the Code. Gain or loss recognized through disposition, termination or marking-to-market of the Fund’s section 1256 contracts will be subject to 60/40 treatment and allocated to shareholders in accordance with the monthly allocation convention. Under recently enacted legislation, cleared swaps and other commodity swaps will most likely not qualify as section 1256 contracts. If a commodity swap is not treated as a section 1256 contract, any gain or loss on the swap recognized at the time of disposition or termination will be long-term or short-term capital gain or loss depending on the holding period of the swap.

Limitations on Deductibility of Losses and Certain Expenses. A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by the Fund, including but not limited to those described below.

A shareholder’s deduction of its allocable share of any loss of the Fund is limited to the lesser of (1) the adjusted tax basis in its shares or (2) in the case of a shareholder that is an individual or a closely held corporation, the amount which the shareholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of the Fund for which you are liable. Losses in excess of the lesser of adjusted tax basis or the amount at risk must be deferred until years in which the Fund generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment related expenses (other than interest and certain other specified expenses), are not deductible. Although the matter is not free from doubt, we believe management fees we pay to the Sponsor and other expenses we incur constitute investment related expenses subject to the disallowance for those years rather than expenses incurred in connection with a trade or business, and will report these expenses consistent with that interpretation. Further, the Code imposes additional limitations on the amounts of certain itemized deductions allowable to individuals with adjusted gross income in excess of certain amounts by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:

●	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

●	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

Noncorporate shareholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a shareholder will generally include any interest accrued by the Fund and any interest paid or accrued on direct borrowings by a shareholder to purchase or carry its shares, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

In addition, although it is not free from doubt, the Fund does not anticipate that it will be treated as engaged in a trade or business, and as a result, the Fund does not expect that the deductibility of its interest expense may be limited under section 163(j) of the Code.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your shares. As one example, you could be allocated and required to pay tax on your share of interest income accrued by the Fund for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your shares. Shareholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of the Fund’s losses and expenses.

Tax Basis of Shares. A shareholder’s adjusted tax basis in its shares is important in determining (1) the amount of taxable gain or loss it will realize on the sale or other disposition of its shares, (2) the amount of non-taxable distributions that it may receive from the Fund and (3) its ability to utilize its distributive share of any losses of the Fund on its tax return. A shareholder’s initial tax basis of its shares generally will equal its cost for the shares plus its share of the Fund’s liabilities (if any) at the time of purchase. In general, a shareholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of the Fund as to which the shareholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of the Fund that are not partner nonrecourse liabilities as to any shareholder.

A shareholder’s tax basis in its shares generally will be (1) increased by (a) its allocable share of the Fund’s taxable income and gain and (b) any additional contributions by the shareholder to the Fund and (2) decreased (but not below zero) by (a) its allocable share of the Fund’s tax deductions and losses and (b) any distributions by the Fund to the shareholder. For this purpose, an increase in a shareholder’s share of the Fund’s liabilities will be treated as a contribution of cash by the shareholder to the Fund and a decrease in that share will be treated as a distribution of cash by the Fund to the shareholder. Pursuant to certain IRS rulings, a shareholder will be required to maintain a single, “unified” basis in all shares that it owns. As a result, when a shareholder that acquired its shares at different prices sells less than all of its shares, such shareholder will not be entitled to specify particular shares (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its shares to the shares sold.

Treatment of Fund Distributions. If the Fund makes non-liquidating distributions to shareholders, such distributions generally will not be taxable to the shareholders for U.S. federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the shareholder’s adjusted basis of its interest in the Fund immediately before the distribution. Any such distributions in excess of a shareholder’s adjusted tax basis generally will be treated as gain from the sale or exchange of shares.

Tax Consequences of Disposition of Shares. If a shareholder sells its shares, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the shares sold. A shareholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any Fund debt outstanding.

Gain or loss recognized by a shareholder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow shareholders to identify and use the actual holding periods for the shares sold for purposes of determining whether the gain or loss recognized on a sale of shares will give rise to long-term or short-term capital gain or loss. It is expected that most shareholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for shares sold. If a shareholder fails to make the election or is not able to identify the holding periods of the shares sold, the shareholder will have a split holding period in the shares sold. Under such circumstances, a shareholder will be required to determine its holding period in the shares sold by first determining the portion of its entire interest in the Fund that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The shareholder would then treat each share sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in the Fund.

Under Section 751 of the Code, a portion of a shareholder’s gain or loss from the sale of shares (regardless of the holding period for such shares), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by the Fund. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by the Fund.

If some or all of your shares are lent by your broker or other agent to a third party - for example, for use by the third party in covering a short sale - you may be considered as having made a taxable disposition of the loaned shares, in which case -

●	you may recognize taxable gain or loss to the same extent as if you had sold the shares for cash;

●	any of the Fund’s income, gain, loss or deduction allocable to those shares during the period of the loan will not be reportable by you for tax purposes; and

●	any distributions you receive with respect to the shares will be fully taxable, most likely as ordinary income.

Shareholders desiring to avoid these and other possible consequences of a deemed disposition of their shares should consider modifying any applicable brokerage account agreements to prohibit the lending of their shares.

Other Tax Matters

Information Reporting. We report tax information to the beneficial owners of shares. Shareholders are treated as partners for U.S. federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for U.S. federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for U.S. federal income tax purposes: (1) assignees of shares who are pending admission as shareholders, and (2) shareholders whose shares are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their shares. The Fund will furnish shareholders each year with tax information on IRS clause K-1 (Form 1065), which will be used by the shareholders in completing their tax returns.

Persons who hold an interest in the Fund as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of shares acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on shares they acquire, hold or transfer for their own account. Penalties are imposed for failure to report such information to us, which penalty amounts could be higher if the nominee intentionally disregards the requirement to report correct information. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.

Partnership Audit Procedures. The IRS may audit the U.S. federal income tax returns filed by the Fund. Adjustments resulting from any such audit may require each shareholder to adjust a prior year’s tax liability and could result in an audit of the shareholder’s own return. Any audit of a shareholder’s return could result in adjustments of non-partnership items as well as the Fund items. Partnerships are generally treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the shareholders. Legislation has substantially amended the unified audit procedures applicable to partnerships. Under the revised rules, there is an increased centralization of the administrative process, including a provision that generally requires that the payment of additional taxes resulting from an IRS examination of the partnership’s returns be made at the partnership level. Extensive regulations have been promulgated interpreting these new provisions.

Tax Shelter Disclosure Rules. In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s U.S. federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by the Fund or shareholders (1) if a shareholder incurs a loss in excess of a specified threshold from a sale or redemption of its shares, (2) if the Fund engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a pass-through entity, such as the shares, even if the taxpayer’s adjusted tax basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from U.S. federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If the Fund were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization shareholder, then in computing its UBTI, the shareholder must include its share of (1) the Fund’s gross income from the unrelated trade or business, whether or not distributed, and (2) the Fund’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. The Fund currently does not anticipate that it will borrow money to acquire investments; however, the Fund cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization shareholder that incurs acquisition indebtedness to purchase its shares in the Fund may have UBTI.

The U.S. federal tax rate applicable to an exempt organization shareholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the shareholder’s form of organization. The Fund may report to each such shareholder information as to the portion, if any, of the shareholder’s income and gains from the Fund for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that the Fund’s calculation of UBTI will be accepted by the Service. An exempt organization shareholder will be required to make payments of estimated U.S. federal income tax with respect to its UBTI.

Regulated Investment Companies. Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the Fund is a qualified publicly traded partnership is made on an annual basis. The Fund expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Shareholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30% withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. federal income tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 37% for individual shareholders and a rate of 21% for corporate shareholders.

Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, the Fund believes that the activities directly conducted by the Fund do not result in the Fund being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that the Fund’s activities constitute a U.S. trade or business.

In the event that the Fund’s activities were considered to constitute a U.S. trade or business, the Fund would be required to withhold at the highest rate specified in Code section 1 (currently 37%) on distributions of our income to individual Non-U.S. Shareholders and the highest rate specified in Code section 11(b) (currently 21%) on distributions of our income to corporate Non-U.S. Shareholders, when such income is distributed. A Non-U.S. Shareholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the Non-U.S. Shareholder with the mechanism to seek a refund of any withholding in excess of such shareholder’s actual U.S. federal income tax liability. Any amount withheld by the Fund on behalf of a Non-U.S. Shareholder will be treated as a distribution to the Non-U.S. Shareholder to the extent possible. In some cases, the Fund may not be able to match the economic cost of satisfying its withholding obligations to a particular Non-U.S. Shareholder, which may result in such cost being borne by the Fund, generally, and accordingly, by all shareholders.

If the Fund is not treated as engaged in a U.S. trade or business, a Non-U.S. Shareholder may nevertheless be treated as having FDAP income, which would be subject to a 30% withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from the Fund or its allocable share of the Fund income. Amounts withheld on behalf of a Non-U.S. Shareholder will be treated as being distributed to such shareholder.

To the extent any interest income allocated to a Non-U.S. Shareholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the Non-U.S. Shareholder nor a subsequent distribution of such interest income to the Non-U.S. Shareholder will be subject to withholding, provided that the Non-U.S. Shareholder is not otherwise engaged in a trade or business in the U.S. and provides the Fund with a timely and properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10% or more of the voting power of the issuer.

It is anticipated that most of the Fund’s interest income will qualify as “portfolio interest.” In order for the Fund to avoid withholding on any interest income allocable to Non-U.S. Shareholders that would qualify as “portfolio interest,” it will be necessary for all Non-U.S. Shareholders to provide the Fund with a timely and properly completed and executed Form W-8BEN, Form W-8BEN-E or other applicable form. If a Non-U.S. Shareholder fails to provide a properly completed Form W-8BEN, Form W-8BEN-E or other applicable form, the Sponsor may request that the Non-U.S. Shareholder provide, within 15 days after the request by the Sponsor, a properly completed Form W-8BEN, Form W-8BEN-E or other applicable form. If a Non-U.S. Shareholder fails to comply with this request, the shares owned by such Non-U.S. Shareholder will be subject to redemption.

Gain from Sale of Shares. Gain from the sale or exchange of the shares may be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual’s gain. Withholding tax may also be imposed on gain from the sale or exchange of the shares to the extent the Fund is treated as engaged in a trade or business in the United States.

Branch Profits Tax on Corporate Non-U.S. Shareholders. In addition to the taxes noted above, any Non-U.S. Shareholders that are corporations may also be subject to an additional tax on their income that is effectively connected with a U.S. trade or business, the branch profits tax, at a rate of 30%. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the Non-U.S. Shareholder is a “qualified resident.”

Certain information reporting and withholding requirements. Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions, or “FFIs,” unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement, or “IGA” with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and certain transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on certain payments to certain foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% owner that is a specified U.S. person or provides the withholding agent with identifying information on each greater than 10% owner that is a specified U.S. person. Depending on the status of a Non-U.S. Shareholder and the status of the intermediaries through which they hold their Shares, Non-U.S. Shareholders could be subject to this 30% withholding tax with respect to distributions on their Shares. Under certain circumstances, a Non-U.S. Shareholder might be eligible for refunds or credits of such taxes.

Prospective Non-U.S. Shareholders should consult their tax advisor with regard to these and other issues unique to Non-U.S. Shareholders.

Other Tax Considerations

In addition to U.S. federal income taxes, shareholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Fund does business or owns property or where the shareholders reside. Although an analysis of those various taxes is not presented here, each prospective shareholder should consider their potential impact on its investment in the Fund. It is each shareholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Eversheds Sutherland (US) has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment by ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code, or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in the Fund. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in the Fund and the manner in which shares should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in the Fund, including the role that an investment in the Fund would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in the Fund, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in the Fund complies with the terms of the plan.

The Fund and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a Delaware business trust will result in the underlying assets of the Delaware business trust being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a Delaware business trust will not be plan assets of a plan that purchases an equity interest in the Delaware business trust if the equity interest purchased is a publicly-offered security. If the underlying assets of a Delaware business trust are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that Delaware business trust would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

1.	freely transferable (determined based on the relevant facts and circumstances);

2.	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

3.	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a shareholder of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The Sponsor believes that the conditions described above are satisfied with respect to the shares. The Sponsor believes that the shares therefore constitute publicly-offered securities, and the underlying assets of the Fund are not considered to constitute plan assets of any plan that purchases shares.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, shares may not be purchased with the assets of a plan if the Sponsor, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

●	exercise any discretionary authority or discretionary control with respect to management of the plan;

●	exercise any authority or control with respect to management or disposition of the assets of the plan;

●	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;

●	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or

●	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a share is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a share constitutes an arrangement under which the Fund is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the share, (3) the investing plan, by itself, has the authority or influence to cause the Fund to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause the Fund to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’ s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from the Fund and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the shares will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the Sponsor makes no representation regarding whether an investment in shares is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in the Fund (and any continued investment in the Fund), or the operation and administration of the Fund, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in the Fund is not to be construed as a representation by the Fund, the Sponsor, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in the Fund in light of the circumstances of the particular plan, current tax law and ERISA.

Form of Shares

Registered Form

Fund shares are issued in registered form in accordance with the Trust Agreement. U.S. Bank has been appointed registrar and transfer agent for the purpose of transferring shares in certificated form. U.S. Bank keeps a record of all limited partners and holders of the shares in certificated form in the registry (the “Register”). The Sponsor recognizes transfers of shares in certificated form only if done in accordance with the Trust Agreement. The beneficial interests in such shares are held in book-entry form through participants and/or accountholders in the DTC.

Book Entry

Individual certificates are not issued for the shares. Instead, shares are represented by one or more global certificates, which are deposited by the Administrator with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the shares outstanding at any time. Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) banks, brokers, dealers and trust companies who maintain, either directly or indirectly, a custodial relationship with, or clear through, a DTC Participant (“Indirect Participants”), and (3) persons holding interests in the shares through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of shares.

Shareholders will be shown on, and the transfer of shares will be effected only through, in the case of DTC Participants, the records maintained by the Depository and, in the case of Indirect Participants and Shareholders holding through a DTC Participant or an Indirect Participant, through those records or the records of the relevant DTC Participants or Indirect Participants. Shareholders are expected to receive, from or through the broker or bank that maintains the account through which the shareholders has purchased shares, a written confirmation relating to their purchase of shares.

DTC

DTC has advised us as follows. It is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Shares

The shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their shares through DTC by instructing the DTC Participant holding their shares (or by instructing the Indirect Participant or other entity through which their shares are held) to transfer the shares. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in shares with DTC are made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a certificate or other definitive document representing such interest.

DTC has advised us that it will take any action permitted to be taken by a shareholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Inter-Series Limitation on Liability

Because the Trust was established as a Delaware statutory trust, each of the Fund and any other series that may be established under the Trust in the future will be operated so that it will be liable only for obligations attributable to such series and will not be liable for obligations of any other series or affected by losses of any other series. If any creditor or shareholder of any particular series (such as the Fund) asserts against the series a valid claim with respect to its indebtedness or shares, the creditor or shareholder will only be able to obtain recovery from the assets of that series and not from the assets of any other series or the Trust generally. The assets of the Fund and any other series will include only those funds and other assets that are paid to, held by or distributed to the series on account of and for the benefit of that series, including, without limitation, amounts delivered to the Trust for the purchase of shares in a series. This limitation on liability is referred to as the “Inter-Series Limitation on Liability.” The Inter-Series Limitation on Liability is expressly provided for under the Delaware Statutory Trust Act, which provides that if certain conditions (as set forth in Section 3804(a)) are met, then the debts of any particular series will be enforceable only against the assets of such series and not against the assets of any other series or the Trust generally.

The existence of a Trustee should not be taken as an indication of any additional level of management or supervision over the Fund. Consistent with Delaware law, the Trustee acts in an entirely passive role, delegating all authority for the management and operation of the Fund and the Trust to the Sponsor. The Trustee does not provide custodial services with respect to the assets of the Fund.

Calculating NAV

The Fund’s NAV is calculated by:

●	Taking the current market value of its total assets;

●	Subtracting any liabilities; and

●	Dividing that total by the total number of outstanding shares.

The Administrator calculates the NAV of the Fund once each NYSE Arca trading day. The NAV for a particular trading day is released after 4:00 p.m. E.T. Trading during the core trading session on the NYSE Arca typically closes at 4:00 p.m. E.T. The Administrator uses the Baltic Exchange settlement price for the Freight Futures and option contracts. The Administrator calculates or determines the value of all other Fund investments using market quotations, if available, or other information customarily used to determine the fair value of such investments as of the close of the NYSE Arca (normally 4:00 p.m. E.T.), in accordance with the current Administrative Agency Agreement among U.S. Bancorp Fund Services, the Fund and the Sponsor. The information may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations or market data may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

In addition, in order to provide updated information relating to the Fund for use by investors and market professionals, an updated indicative fund value (“IFV”) is made available through on-line information services throughout the core trading session hours of 9:30 a.m. E.T. to 4:00 p.m. E.T. on each trading day. The IFV is calculated by using the prior day’s closing NAV per share of the Fund as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the futures and/or options held by the Fund. Certain Freight Futures brokers provide real time pricing information to the general public either through their websites or through data vendors such as Bloomberg or Reuters. The IFV disseminated during NYSE Arca core trading session hours should not be viewed as an actual real time update of the NAV, because the NAV is calculated only once at the end of each trading day based upon the relevant end of day values of the Fund’s investments.

The IFV is disseminated on a per share basis every 15 seconds during regular NYSE Arca core trading session hours. The customary trading hours of the Freight Futures trading are 3:00 a.m. E.T. to 12:00 p.m. E.T. This means that there is a gap in time at the end of each day during which the Fund’s shares are traded on the NYSE Arca, but real-time trading prices for contracts are not available. During such gaps in time the IFV will be calculated based on the end of day price of such contracts from the Baltic Exchange’s and ICE’s immediately preceding trading session. In addition, other investments and U.S. Treasuries held by the Fund will be valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and broker-dealer quotes. These investments will not be included in the IFV.

The NYSE Arca disseminates the IFV through the facilities of CTA/CQ High Speed Lines. In addition, the IFV is published on the NYSE Arca’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the IFV provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of the Fund’s shares on the NYSE Arca. Investors and market professionals are able throughout the trading day to compare the market price of the Fund’s shares and the IFV. If the market price of the Fund’s shares diverges significantly from the IFV, market professionals will have an incentive to execute arbitrage trades. For example, if the Fund’s shares appears to be trading at a discount compared to the IFV, a market professional could buy the Fund shares on the NYSE Arca and take the opposite position in Freight Futures. Such arbitrage trades can tighten the tracking between the market price of the Fund’s shares and the IFV and thus can be beneficial to all market participants.

Creation and Redemption of Shares

The Fund creates and redeems shares from time to time, but only in one or more Creation Baskets or Redemption Baskets. A Basket consists of 10,000 shares. The creation and redemption of Baskets are only made in exchange for delivery to the Fund or the distribution by the Fund of the amount of Treasuries and/or any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of shares included in the Baskets being created or redeemed determined as of 4:00 p.m. E.T. on the day the order to create or redeem Baskets is properly received.

“Authorized Participants” are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions described below, and (2) DTC Participants. To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of the Treasuries and any cash required for such creation and redemptions. The Authorized Participant Agreement and the related procedures attached thereto may be amended by the Fund, without the consent of any limited partner or shareholder or Authorized Participant. Authorized Participants will pay a transaction fee of $300 to the Custodian for each order they place to create or redeem one or more Baskets. Authorized Participants who make deposits with the Fund in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Fund or the Sponsor, and no such person will have any obligation or responsibility to the Sponsor or the Fund to effect any sale or resale of shares.

Each Authorized Participant is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or exempt from being or otherwise not required to be registered as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may also be regulated under federal and state banking laws and regulations. Each Authorized Participant has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Participant Agreement, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the 1933 Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Trust Agreement and the form of Authorized Participant Agreement for more detail.

Creation Procedures

On any business day, an Authorized Participant may place an order with the Transfer Agent, and accepted by the Marketing Agent, to create one or more Baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the NYSE Arca, the Baltic Exchange, the ICE, the CME or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. E.T. or the close of the NYSE Arca core trading session, whichever is earlier. The day on which a valid purchase order is received in accordance with the terms of the “Authorized Participant Agreement” is referred to as the purchase order date. Purchase orders are irrevocable. By placing a purchase order, and prior to delivery of the applicable Baskets, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the purchase order.

Determination of Required Payment

The total payment required to create each Creation Basket is the NAV of 10,000 shares on the purchase order date, but only if the required payment is timely received. To calculate the NAV, the Administrator will use the Baltic Exchange settlement price (typically determined after 12:00 p.m. E.T.) for the Freight Futures.

Because orders to purchase Baskets must be placed no later than 12:00 p.m. E.T., but the total payment required to create a Basket typically will not be determined until after 12:00 p.m. E.T., on the date the purchase order is received, Authorized Participants will not know the total amount of the payment required to create a Basket at the time they submit an irrevocable purchase order. The NAV and the total amount of the payment required to create a Basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Delivery of Required Payment

An Authorized Participant who places a purchase order shall transfer to the Administrator the required amount of U.S. Treasuries and/or cash, by the end of the next business day following the purchase order date. Upon receipt of the deposit amount, the Administrator will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account on the next business day following the purchase order date.

Suspension of Purchase Orders

The Sponsor acting by itself or through the Administrator or the Marketing Agent may suspend the right of purchase, or postpone the purchase settlement date, for any period during which the NYSE Arca or other exchange on which the shares are listed is closed, other than for customary holidays or weekends, or when trading is restricted or suspended. None of the Sponsor, the Marketing Agent or the Administrator will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Rejection of Purchase Orders

The Sponsor acting by itself or through the Marketing Agent and/or Transfer Agent shall have the absolute right but no obligation to reject a purchase order if:

●	it determines that the purchase order is not in proper form;

●	the acceptance or receipt of the purchase order would, in the opinion of counsel to the Sponsor, be unlawful; or

●	circumstances outside the control of the Sponsor, Marketing Agent, Transfer Agent or Custodian make it, for all practical purposes, not feasible to process creations of Baskets.

None of the Sponsor, Marketing Agent, Transfer Agent or Custodian will be liable for the rejection of any purchase order.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Transfer Agent, and accepted by the Marketing Agent, to redeem one or more Baskets. Redemption orders must be placed by 12:00 p.m. E.T. or the close of the core trading session on the NYSE Arca, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form in accordance with the terms of the Authorized Participant Agreement. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual shareholder to redeem any shares in an amount less than a Redemption Basket, or to redeem Baskets other than through an Authorized Participant. The day on which the Marketing Agent receives a valid redemption order is the redemption order date. Redemption orders are irrevocable.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Fund not later than 12:00 p.m. E.T., on the next business day immediately following the redemption order date. By placing a redemption order, and prior to receipt of the redemption proceeds, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the redemption order.

Determination of Redemption Proceeds

The redemption proceeds from the Fund consist of a cash redemption amount equal to the NAV of the number of Baskets requested in the Authorized Participant’s redemption order on the redemption order date. To calculate the NAV, the Administrator will use the Baltic Exchange settlement price (typically determined after 12:00 p.m. E.T.) for the Freight Futures.

Because orders to redeem Baskets must be placed no later than 12:00 p.m. E.T., but the total amount of redemption proceeds typically will not be determined until after 12:00 p.m. E.T., on the date the redemption order is received, Authorized Participants will not know the total amount of the redemption proceeds at the time they submit an irrevocable redemption order. The NAV and the total amount of redemption proceeds could rise or fall substantially between the time an irrevocable redemption order is submitted and the time the amount of redemption proceeds in respect thereof is determined.

Delivery of Redemption Proceeds

The redemption proceeds due from the Fund will be delivered to the Authorized Participant at 1:00 p.m. E.T., on the second business day immediately following the redemption order date if, by such time, the Fund’s DTC account has been credited with the Baskets to be redeemed. If the Fund’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Fund receives the fee applicable to the extension of the redemption distribution date which the Sponsor may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Fund’s DTC account by 1:00 p.m. E.T., on such next business day. Any further outstanding amount of the redemption order shall be cancelled. The Sponsor may cause the redemption distribution to be delivered notwithstanding that the Baskets to be redeemed are not credited to the Fund’s DTC account by 12:00 p.m. E.T., on the next business day immediately following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor may from time to time determine.

Suspension or Rejection of Redemption Orders

The Sponsor may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the NYSE Arca, Baltic Exchange, ICE or CME is closed other than customary weekend or holiday closings, or trading on the NYSE Arca, ICE or CME is suspended or restricted, (2) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the limited partners or shareholders. For example, the Sponsor may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of the Fund’s assets at an appropriate value to fund a redemption. If the Sponsor has difficulty liquidating its positions, e.g., because of a market disruption event in the futures markets or a suspension of trading by the exchange where the futures contracts are cleared, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the Sponsor, the Marketing Agent, the Transfer Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Redemption orders must be made in whole Baskets. The Sponsor will reject a redemption order if the order is not in proper form as described in the Authorized Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The Sponsor may also reject a redemption order if the number of shares being redeemed would reduce the remaining outstanding shares to 50,000 shares (minimum NYSE Arca listing requirement) or less, unless the Sponsor has reason to believe that the placer of the redemption order does in fact possess all the outstanding shares and can deliver them. None of the Sponsor, the Marketing Agent or the Administrator will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

Creation and Redemption Transaction Fee

To compensate the Fund for its expenses in connection with the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Custodian of $300 per order to create or redeem Baskets, regardless of the number of Baskets in such order. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor. The Sponsor will notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Participants are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor and the Fund if they are required by law to pay any such tax, together with any applicable penalties, additions to tax and interest thereon.

Secondary Market Transactions

As noted, the Fund creates and redeems shares from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of Baskets are only made in exchange for delivery to the Fund or the distribution by the Fund of the amount of cash represented by the Baskets being created or redeemed, the amount of which will be based on the aggregate NAV of the number of shares included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.

As discussed above, Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Participant is under no obligation to create or redeem Baskets, and an Authorized Participant is under no obligation to offer to the public shares of any Baskets it does create. Authorized Participants that do offer to the public shares from the Baskets they create will do so at per-share offering prices that are expected to reflect, among other factors, the trading price of the shares on the NYSE Arca, the NAV of the Fund at the time the Authorized Participant purchased the Creation Baskets and the NAV of the shares at the time of the offer of the shares to the public, the supply of and demand for shares at the time of sale, and the liquidity of the futures contract market and the market for U.S. Treasuries. The prices of shares offered by Authorized Participants are expected to fall between the Fund’s NAV and the trading price of the shares on the NYSE Arca at the time of sale. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. Authorized Participants who make deposits with the Fund in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Fund or the Sponsor, and no such person has any obligation or responsibility to the Sponsor or the Fund to effect any sale or resale of shares. Shares trade in the secondary market on the NYSE Arca. Shares may trade in the secondary market at prices that are lower or higher relative to their NAV per share. The amount of the discount or premium in the trading price relative to the NAV per share may be influenced by various factors, including the number of investors who seek to purchase or sell shares in the secondary market and the liquidity of the futures contracts market and the market for U.S. Treasuries. While the shares trade during the core trading session on the NYSE Arca until 4:00 p.m. E.T., liquidity in the market for Freight Futures may be significantly reduced after the close of the Freight Futures market at approximately 12:00 p.m. E.T. As a result, during this time, trading spreads, and the resulting premium or discount, on the shares may widen.

There are a minimum number of Baskets and associated shares specified for the Fund. Once the minimum number of baskets is reached, there can be no more basket redemptions until there has been a creation basket. In such case, market makers may be less willing to purchase shares from investors in the secondary market, which may in turn limit the ability of shareholders of the Fund to sell their shares in the secondary market. As of the date of this prospectus these minimum levels for the Fund are 50,000 shares, representing five Baskets.

All proceeds from the sale of Creation Baskets will be invested as quickly as practicable in the investments described in this prospectus. The Fund’s cash and investments are held through the Custodian, in accounts with the Fund’s commodity futures brokers or in demand deposits with highly-rated financial institutions. There is no stated maximum time period for the Fund’s operations and the Fund will continue until all shares are redeemed or the Fund is liquidated pursuant to the terms of the Trust Agreement.

There is no specified limit on the maximum number of Creation Baskets that can be sold, although the Fund may not sell shares in Creation Baskets if such shares have not been registered with the SEC under an effective registration statement.

Plan of Distribution

Buying and Selling Shares

Most investors buy and sell shares of the Fund in secondary market transactions through brokers. Shares trade on the NYSE Arca under the ticker symbol “BWET.” Shares are bought and sold throughout the trading day like other publicly traded securities. When buying or selling shares through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Participants

The offering of the Fund’s shares is a best efforts offering. The Fund continuously offers Creation Baskets consisting of 10,000 shares through the Marketing Agent, to Authorized Participants. All Authorized Participants pay a $300 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets.

The Marketing Agent provides statutory distribution services to the Fund. The Fund pays an annual fee for its distribution services equal to approximately 0.01% of the Fund’s average daily net assets, with a minimum of $10,000 payable annually. The activities of the Marketing Agent may result in its being deemed a participant in a distribution in a manner that would render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

The offering of Baskets is being made in compliance with Conduct Rule 2310 of FINRA. Accordingly, Authorized Participants will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of shares.

The per share price of shares offered in Creation Baskets on any subsequent day will be the total NAV of the Fund calculated shortly after the close of the core trading session on the NYSE Arca on that day divided by the number of issued and outstanding shares. An Authorized Participant is not required to sell any specific number or dollar amount of shares.

By executing an Authorized Participant Agreement, an Authorized Participant becomes part of the group of parties eligible to purchase Baskets from, and put Baskets for redemption to, the Fund. An Authorized Participant is under no obligation to create or redeem Baskets, and an Authorized Participant is under no obligation to offer to the public shares of any Baskets it does create.

As of December 31, 2025, the Fund had the following Authorized Participants:

JP Morgan Securities LLC

Goldman Sachs & Co.

Nomura Securities International Inc.

Credit Suisse Securities

SG Americas Securities

Merrill Lynch Professional Clearing Corp.

Mirae Asset Securities (USA) Inc.

Morgan Stanley & Co, LLC

Mizuho Securities USA LLC

HRT Financial LLC

Because new shares can be created and issued on an ongoing basis, at any point during the life of the Fund, a “distribution,” as such term is used in the 1933 Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that could render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the 1933 Act. For example, the initial Authorized Participant was a statutory underwriter with respect to its initial purchase of Creation Baskets. In addition, any purchaser who purchases shares with a view towards distribution of such shares may be deemed to be a statutory underwriter. Authorized Participants may also be required to comply with the prospectus-delivery requirements in connection with the sale of shares to customers. For example, an Authorized Participant, other broker-dealer firm or its client may be deemed a statutory underwriter if it purchases a Basket from the Fund, breaks the Basket down into the constituent shares and sells the shares to its customers; or if it chooses to couple the creation of a supply of new shares with an active selling effort involving solicitation of secondary market demand for the shares. Authorized Participants may also engage in secondary market transactions in shares that would not be deemed “underwriting”. For example, an Authorized Participant may act in the capacity of a broker or dealer with respect to shares that were previously distributed by other Authorized Participants. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(a) (3) of the 1933 Act.

The Sponsor may qualify the shares in states selected by the Sponsor and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Participants may be indemnified by the Sponsor, they will not be entitled to receive a discount or commission from the Fund for their purchases of Creation Baskets.

The Sponsor’s Wholesale Support

The Fund pays the Sponsor for wholesale support services at an annual rate of $15,000 plus 0.15% of the Fund’s average daily net assets, payable monthly. Such support activities may include, but are not limited to: (i) delivering copies of the Fund’s then current reports, prospectuses, notices, and similar materials, to prospective purchasers of Creation Baskets; (ii) marketing and promotional services, including advertising; (iii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, fund supermarkets and the affiliates and subsidiaries of the Trust’s service providers as compensation for services or reimbursement of expenses incurred in connection with distribution assistance; (vi) facilitating communications with beneficial owners of Fund shares, including the cost of providing (or paying others to provide) services to beneficial owners of shares, including, but not limited to, assistance in answering inquiries related to shareholder accounts, and (vi) such other services and obligations as the Sponsor deems appropriate.

Use of Proceeds

The Sponsor causes the Fund to transfer the proceeds from the sale of Creation Baskets to the Custodian or other custodian for trading activities. The Sponsor will invest the proceeds in Freight Futures and U.S. Treasuries with a maturity of 397 days or less, cash and/or cash equivalents. When the Fund purchases a futures contract, the Fund is required to deposit with the selling FCM on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation at maturity. This deposit is known as initial margin. The Fund will receive or pay, depending on market movement, variation margin as the value of the futures position increase or decreases. Shareholders will not be required to post variation margin. The Sponsor will invest the assets that remain after margin and collateral are posted in U.S. Treasuries, cash and/or cash equivalents. Subject to these margin and collateral requirements, the Sponsor has sole authority to determine the percentage of assets that are:

●	held on deposit with the FCM or another custodian;

●	used for other investments; and

●	held in bank accounts to pay current obligations and as reserves.

To the extent that the Fund does not invest the proceeds of the offering of the shares of the Fund in the manner described above on the day such proceeds are received, such proceeds will be deposited with the Custodian in a non-interest bearing account. The Fund will invest proceeds from an Authorized Participant’s purchase of a Creation Basket immediately. It is anticipated that the proceeds from the sale of the initial Creation Baskets will settle with the Custodian on the same day as the Fund’s initial investment in Freight Futures, which will be the first day of trading of the Fund’s shares. Therefore, there will be no time during which the Fund will hold funds from the sale of Creation Baskets prior to the commencement of trading.

The assets deposited by the Fund with an FCM as margin must be segregated pursuant to the regulations of the CFTC. Such segregated funds may be invested only in instruments approved by the CFTC, which include (i) U.S. government securities, (ii) municipal securities, (iii) U.S. agency obligations, (iv) certificates of deposit, (v) commercial paper guaranteed by the U.S. government, (vi) corporate notes or bonds guaranteed by the U.S. government, and (vii) interests in money market mutual funds; however, the Sponsor anticipates that the Fund’s margin deposit assets will be invested only in U.S. Treasuries or otherwise held as cash and/or cash equivalents.

Approximately 20%-60% of the Fund’s assets are expected to normally be committed as margin for futures contracts and approximately 60% to 90% of the NAV will be held to pay current obligations and as reserves in the form of U.S. Treasuries, cash and/or cash equivalents in segregated accounts with an FCM. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. Ongoing margin and collateral payments will generally be required for Freight Futures based on changes in their value. Considering the differing requirements for initial payments under futures contracts and the fluctuating nature of ongoing margin and collateral payments, it is not possible to estimate what portion of the Fund’s assets will be posted as margin or collateral at any given time. The U.S. Treasuries, cash and cash equivalents held by the Fund will constitute reserves that will be available to meet ongoing margin and collateral requirements. All interest income will be used for the Fund’s benefit. The Sponsor invests the balance of the Fund’s assets not invested in futures in U.S. Treasuries with a maturity of 397 days or less, cash and cash equivalents and such funds are available as reserves for changes in margin. All interest income is used for the Fund’s benefit.

An FCM, counterparty, government agency or commodity exchange could increase margin or collateral requirements applicable to the Fund to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions held.

The assets of the Fund posted as margin for futures contracts will be held in segregation pursuant to the Commodity Exchange Act and CFTC regulations.

Information You Should Know

This prospectus contains information you should consider when making an investment decision about the shares. You may rely on the information contained in this prospectus. Neither the Fund nor the Sponsor has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the shares in any jurisdiction where the offer or sale of the shares is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement or any information incorporated by reference to this prospectus. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement or any information incorporated by reference to this prospectus. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

Summary of Promotional and Sales Material

The Fund will utilize the following sales material:

●	the Fund’s website, www.tankeretf.com;

●	the Fund fact sheet available on the Fund’s website.

Where You Can Find More Information

The Sponsor has filed on behalf of the Fund a registration statement on Form S-1 with the SEC under the 1933 Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Fund or the shares, please refer to the registration statement, which you may inspect, without charge, or online at www.sec.gov. Information about the Fund and the shares can also be obtained from the Fund’s website, which is www.tankeretf.com. The Fund’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. The Fund is subject to the informational requirements of the Exchange Act and the Sponsor and the Fund will each, on behalf of the Fund, file certain reports and other information with the SEC. The Sponsor will file an updated prospectus annually for the Fund pursuant to the 1933 Act. The reports and other information can be inspected online at www.sec.gov.

Privacy Policy

The Fund and the Sponsor may collect or have access to certain nonpublic personal information about current and former investors. Nonpublic personal information may include information received from investors, such as an investor’s name, social security number and address, as well as information received from brokerage firms about investor holdings and transactions in shares of the Fund.

The Fund and the Sponsor do not disclose nonpublic personal information except as required by law or as described in their Privacy Policy. In general, the Fund and the Sponsor restrict access to the nonpublic personal information they collect about investors to those of their and their affiliates’ employees and service providers who need access to such information to provide products and services to investors.

The Fund and the Sponsor maintain safeguards that comply with federal law to protect investors’ nonpublic personal information. These safeguards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. Third-party service providers with whom the Fund and the Sponsor share nonpublic personal information about investors must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such nonpublic personal information physically, electronically and procedurally.

A copy of the Fund’s and the Sponsor’s current Privacy Policy is available at https://amplifyetfs.com/privacy-policy/.

Incorporation by Reference and Availability of Certain Information

We are a smaller reporting company, as defined in Rule 405 (17 CFR 230, 405) and file annual, quarterly and current reports and other information with the SEC. The rules of the SEC allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination or completion of this offering of our shares, as well as all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. This includes but is not limited to the documents set forth below that have been previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 26, 2025; and

●	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 14, 2025.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

Additional information about the Fund’s investments is or will be available in the Fund’s annual and quarterly reports. In the annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during the last fiscal year, as applicable.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any document incorporated by reference in the prospectus (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in that document) at no cost, upon written or oral request. To make shareholder inquiries, for more detailed information on the Fund, or to request any of the documents incorporated by reference in this prospectus free of charge, please:

Call:	(855) 267-3837
Monday through Friday
8:00 a.m. – 8:00 p.m. (Eastern time)

Write:	Amplify Commodity Trust
c/o Amplify Investments LLC
3333 Warrenville Road, Suite 350
Lisle, IL 60532
Visit:www.tankeretf.com

Information about the Fund can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. Reports and other information about the Fund are available on the EDGAR Database on the SEC’s Internet site at www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-1520.

No person is authorized to give any information or to make any representations about any Fund and its shares not contained in this Prospectus and you should not rely on any other information. Read and keep this Prospectus for future reference.

Amplify Commodity Trust

3333 Warrenville Road, Suite 350

Lisle, IL 60532

The Fund is distributed by

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Appendix A

Glossary of Defined Terms

In this prospectus, each of the following terms has the meanings set forth after such term: Administrator: U.S. Bancorp Fund Services, LLC.

Authorized Participant: One that purchases or redeems Creation Baskets or Redemption Baskets, respectively, from or to the Fund.

Business Day: Any day other than a day when any of the NYSE Arca, the Baltic Exchange, the CME, the ICE or the New York Stock Exchange is closed for regular trading.

VLCC Freight Futures: Exchange-cleared futures contracts on the TD3C Index.

CFTC: Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and options in the United States.

Code: Internal Revenue Code.

Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.

Commodity Pool Operator or CPO: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.

Creation Basket: A block of 10,000 shares used by the Fund to issue shares.

Custodian: U.S. Bank N.A., a national banking association chartered by the Office of the Comptroller of the Currency. Dodd-Frank Act: The Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law July 21, 2010. DTC: The Depository Trust Company. DTC will act as the securities depository for the shares.

DTC Participant: An entity that has an account with DTC.

Exchange Act: The Securities Exchange Act of 1934.

FINRA: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.

Fund: Breakwave Tanker Shipping ETF, a series of the Trust.

A-1

Indirect Participants: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.

Margin: The amount of equity required for an investment in futures contracts.

Marketing Agent: Foreside Fund Services, LLC

NAV: Net asset value per share of the Fund.

NFA: National Futures Association.

1933 Act: The Securities Act of 1933.

Redemption Basket: A block of 10,000 shares used by the Authorized Participants to redeem shares.

SEC: Securities and Exchange Commission.

Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.

Shareholders: Holder of Fund shares.

Shares: Common shares representing fractional undivided beneficial interests in the Fund.

Suezmax Freight Futures: Exchange-cleared futures contracts on the TD20 Index.

U.S. Treasuries”: Obligations of the U.S. government.

Trust: The Amplify Commodity Trust, a Delaware statutory trust.

Valuation Day: Any day as of which the Fund calculates its NAV.

You: The owner of shares.

A-2

Breakwave Tanker Shipping ETF

Statement of Additional Information

This statement of additional information and accompanying disclosure document are both dated February 17, 2026.

This statement of additional information is the second part of a two part document. The first part is the Fund’s disclosure document. The disclosure document and this statement of additional information are bound together, and both parts contain important information. This statement of additional information should be read in conjunction with the disclosure document. To obtain a copy of the disclosure document without charge, call the Fund at (855) 267-3837. Before you decide whether to invest, you should read the entire prospectus carefully and consider the risk factors beginning on page 8.

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Breakwave Tanker Shipping ETF

Table of Contents

Overview of the Tanker Industry	SAI-3

Regulatory Environment	SAI-13

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Overview of the Tanker Industry

The following is a brief introduction of the global tanker industry. The data presented below is derived from information released from various third-party sources. Although the Sponsor believes this information is accurate, it has not independently verified this information. The third-party sources from which certain of the information presented below include the United Nations Conference on Trade and Development, the Baltic and International Maritime Council, Clarksons Research, Bloomberg and others.

Seaborne crude transportation is a 130 plus year-old industry focusing on the transportation of unrefined crude oil in ships known as crude tankers. Modern crude tankers are ships that can carry as many as 2 million barrels of crude within the cargo tanks of the ship. Crude tankers carry unprocessed oil from the point of extraction, or storage, to refineries. These purpose-built ships do not generally carry any other type of oil cargo and are often referred to as ‘dirty’ cargo tankers. Crude tankers are among the largest types of ships in the world given the economies of scale required in making seaborne transportation a viable option for buyers and sellers of the commodity they carry.

The framework of transporting crude oil is determined by three main characteristics: density of the crude (which can vary depending on where it was extracted), parcel size of the cargo being transported, and the degree of cleanliness required during handling. Crude tankers require dedicated port infrastructure for the loading and discharge of their cargo, and due to their size are limited in the number of ports they can call. These tankers are measured in their cargo carrying capacity in tonnes – referred to as deadweight tonnage (“DWT”) and have a typical lifespan of 25 years.

Crude oil tankers come in various sizes:

●	Very Large Crude Carriers or VLCC (~300,000 DWT) are the largest of the tanker asset classes. VLCCs transport crude oil mainly from the Middle East to Asia, from West Africa to Asia and from the US to Asia. There are about 910 VLCCs worldwide. The VLCC fleet is about 60% of the tanker fleet by DWT capacity.

●	Suezmax (~150,000 DWT) primarily transport crude oil from West Africa to Europe, from North Africa to Europe. The Suezmax is the largest tanker vessel class that can transit the Suez Canal. There are about 670 Suezmaxes worldwide representing ~23% of the global tanker fleet by DWT capacity.

●	Aframax (~80,000 DWT) primarily transport crude oil from Latin America to the US, from Australia to Southeast Asia, from Middle East to Asia and other. There are approximately 700 ships accounting from ~17% of the global tanker fleet by DWT capacity.

●	Smaller tankers (smaller than ~80,000 DWT) are a class of smaller ships that carry crude oil to refineries. There are approximately 60 ships accounting for ~1% of the global tanker fleet by DWT capacity.

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Tanker Vessel Supply

There are approximately 2,335 crude tankers worldwide with a carrying capacity of roughly 462 million DWT and an average age of 13.9 years. Supply of crude oil tankers is dynamic.

Factors impacting crude tanker supply include new orders, the scrapping of older vessels, new shipbuilding technologies, vessel congestion in ports, closures of major waterways, including canals, and wars and other geopolitical conflicts that can restrict access to vessels available for shipping crude oil.

Crude Oil Transport Fleet
Million Dadweight Tons
No. of Vessels
500
450
400
350
300
250
200
150
100
50
0
2,500
2,000
1,500
1,000
500
0
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Total DWT
Total No. Vessels

Source: Clarksons

Demand for seaborne oil transportation

Customers of seaborne crude transportation include major independent and state-owned oil companies, oil traders, refinery operators and international government entities. Vessel demand for the transportation of crude oil fluctuates seasonally based on world oil consumption. Peaks in annual demand are caused by anticipation of seasonal consumption of crude oil products by oil refiners and suppliers. Consumption varies with seasons and trends, such as winter in the Northern Hemisphere and peak travel seasons.

Demand for tanker freight is generally measured in ton-miles, which corresponds to one ton of freight carried one mile. Such measure takes into consideration both the quantity of cargo transport but also the distance between loading and offloading ports. Over the last 5 years, crude tanker demand has decreased by approximately .8% per year. Global oil demand peaked in 2023 after recovering from a steady decline that was mainly the result of COVID 19.

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In 2010 demand for oil began increasing as the global economy, especially in countries impacted most by the Great Recession, returned to a period of growth. During the period of 2010-2017 crude tanker demand grew on average 2.3% per year. In 2017, crude tanker demand growth grew 5.3% while in 2018 demand growth increased by 2.7%. In 2019 crude tanker demand began contracting by -1.8%, followed by -6.5% in 2020 and -4.3% in 2021. In 2022, the Russian invasion in Ukraine had a significant impact on oil prices, and thus oil demand, as western sanctions against Russia have limited the supply of crude oil and refined products, leading to a considerable increase in oil prices. 2023 followed a similar trend to the prior year, and crude tanker demand growth saw a 6.5% increase. Crude tanker demand growth slowed in 2024 to an increase of 0.9% from the prior year. In 2025 crude tanker demand growth increased to 1.9%.

Factors impacting demand for shipping tanker freight include global economic growth, demand for oil, government regulations, taxes and tariffs, fuel prices, vessel speeds and new trade routes.

Seabourne Oil Transport vs. Global Oil Demand
Seabourne Crude Transport - Billion Tonne Miles
Global Oil Demand - Million Barrels per Day
12,000
11,000
10,000
9,000
8,000
7,000
6,000
120
110
100
90
80
70
60
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022
2024
Billion Tonne-miles
Global Oil Demand

Source: Clarksons

Current Geopolitical Events

The Russian invasion of Ukraine in early 2022 and the resulting economic sanctions imposed on Russia have had a profound impact on the global oil markets. Prior to the invasion, Russia accounted for more than 13% of global oil production and for about 17% of global oil exports. In addition, Russia accounted for almost 20% of global refined oil products exports. As a result, the disruption that the invasion brought, combined with the severe sanctions adopted mainly by the US and Europe, has significantly increased volatility in oil prices, altered oil trading patterns, and created associated refining bottlenecks.

The tanker market reaction to the above events was muted during the first several months following the invasion. However, although the crude oil tanker market remained relatively weak during the period following the invasion, the refined oil product market started to experience increasing volatility, as countries and regions sought to replace the lost refined oil product imports from Russia with alternative sources given the limited spare refining capacity around the world.

SAI-5

In addition, Russia’s invasion to Ukraine has led to higher oil prices due to tighter overall global oil production capacity and relatively low oil inventories. As a result, gross tanker freight rates that include the bunker cost component also increased. However, higher oil prices negatively affect oil demand, and lower oil demand has also translated to lower demand for tanker transportation. During the 2022, tanker rates have staged a significant recovery as a result of changing trading patterns, oil supply disruptions and increasing demand following the Russian invasion.

In early January 2026, the United States escalated its “maximum pressure” campaign into a direct military intervention known as Operation Absolute Resolve, aimed at dismantling the Maduro administration and asserting control over Venezuela’s energy resources. Following the January 3 capture of President Nicolás Maduro by U.S. special forces, the Trump administration launched Operation Southern Spear, a naval quarantine designed to halt all unsanctioned oil exports. This “total blockade” has led to the seizure of numerous tankers found in locations ranging from the Caribbean to the North Atlantic. These aggressive interdictions, coupled with new executive orders to seize oil proceeds, caused Venezuelan exports to plummet from nearly 1 million barrels per day in late 2025 to approximately 258,000 barrels per day by mid-January. While the U.S. has negotiated a 50-million-barrel oil deal with the acting government to stabilize global prices, it continues to use its naval presence to enforce a strict “gatekeeping” strategy, demanding the total severance of Venezuela’s energy ties with Russia and China.Shifting oil trade patterns as a result of the ongoing economic sanctions against Russia as well as Venezuela’s recent disruptions should continue to affect the tanker market. An increase in the length of the average trip due to longer alternative routes could have a positive impact on tanker freight rates, all else being equal. On the other hand, if demand for Russian oil is replaced by oil closer to demand centers and as Venezuelan oil is not shipped in volumes to far regions, the impact on tanker freight rates might be negative. Longer term, efforts to increase global oil production capacity and mitigate risks of oil production and export stoppages should have a positive impact on oil tanker freight rates.

Tanker Charter Rates

Crude oil freight rates reflect the price paid for each ton of oil cargo the ship will transport. The “dollars per ton rates” include the cost of the fuel, otherwise referred to as bunkers, that will be burned during the voyage of a pre-determined route. As a result, crude oil freight rates are not only exposed to the availability of ships and the underlying demand for ships, but also to the cost of bunkers.

Net freight component

●	The availability of ships of the correct size and technical specifications that are also in the correct geographic location to carry the cargoes that need to be transported is the largest driving force of crude oil freight rates. This is greatly impacted by the total number of ships in the global fleet. The global demand for oil – specifically the demand for oil in regions not serviced by pipelines from the point of production is the other major factor in determining freight rates. The above macro factors are in constant flux and shape the price for freight.

SAI-6

Bunker component

●	Given the large quantities of bunker fuel that ships consume, crude oil tanker rates are greatly impacted by changes in the cost of bunkers, and as a result, the price of oil. In addition, refining margins play an equally important role in determining the price of bunker fuel. Combined, oil price and refining margins account for a significant part of the overall tanker freight cost.

Freight rates across shipping are generally quoted on time charter equivalent basis which is calculated by taking voyage revenues, subtracting voyage expense, including canal, bunker and port costs, and then dividing the total by the round-trip voyage duration in days. Such a calculation gives shipping companies a tool to measure period-to-period changes.

Although the above calculation is helpful for shipping companies to calculate their net profit and decide whether a reference spot rate acceptable, the spot tanker market transacts on a USD per ton basis. Such a “gross” price includes all voyage expenses (fuel, canal and port costs, etc.).

Given the freight futures market is predominantly used for hedging purposes by oil market participants, tanker freight futures are also quoted on a USD per ton basis.

The Baltic Exchange, which is a wholly owned subsidiary of the SGX, is a membership organization and an independent source of maritime market information for the trading and settlement of physical and derivative shipping contracts. According to the Baltic Exchange, this information is used by shipbrokers, owners and operators, traders, financiers and charterers as a reliable and independent view of the dry and tanker markets.

The Reference Indexes are published by the Baltic Exchange’s subsidiary company, Baltic Exchange Information Services Ltd. (“Baltic”), which publishes a wide range of market reports, fixture lists and market rate indicators on a daily and (in some cases) weekly basis. The Baltic indices, which include the Reference Indexes, are an assessment of the price of moving the major raw materials by sea. The indices are based on assessments of the cost of transporting various bulk cargoes, both wet (e.g., crude oil and oil products) and dry (e.g., coal and iron ore), made by leading shipbroking houses located around the world on a per ton and daily hire basis. The information is collated and published by the Baltic Exchange. Procedures relating to administration of the Baltic indices are set forth in “The Baltic Exchange, Guide to Market Benchmarks” January 2026 (the “Guide”), including production methods, calculation, confidentiality and transparency, duties of panelists, code of conduct, audits and quality control. The Guide is available at www.balticexchange.com. According to the Guide, these procedures are in compliance with the “Principles for Financial Benchmarks” issued by the International Organization of Securities Commissioners (“IOSCO”) (the “IOSCO Principles”). The IOSCO Principles are designed to enhance the integrity, the reliability and the oversight of benchmarks by establishing guidelines for benchmark administrators and other relevant bodies in the following areas:

●	Governance: to protect the integrity of the benchmark determination process and to address conflicts of interest;

SAI-7

●	Benchmark quality: to promote the quality and integrity of benchmark determinations through the application of design factors;

●	Quality of the methodology: to promote the quality and integrity of methodologies by setting out minimum information that should be addressed within a methodology. These principles also call for credible transition policies in case a benchmark may cease to exist due to market structure change.

●	Accountability mechanisms: to establish complaints processes, documentation requirements and audit reviews.

The IOSCO Principles provide a framework of standards that might be met in different ways, depending on the specificities of each benchmark. In addition to a set of high level principles, the framework offers a subset of more detailed principles for benchmarks having specific risks arising from their reliance on submissions and/or their ownership structure. For further information concerning the IOSCO Principles, see http://www.iosco.org/library/pubdocs/pdf/IOSCOPD415.pdf.

On an individual vessel basis, rates are most commonly referred to as the assessment of various routes published by the Baltic Exchange. More specifically:

●	for VLCC ships the most common routes are TD3C (Middle East-China), TD1 (Middle East-US Gulf), TD15 (West Africa to China) and TD22 (US Guld to China).

●	for Suezmax ships, the most common routes are TD20 (West Africa to Europe) and TD6 (Black Sea to Mediterranean)

●	for Aframax ships, the most common routes are TD7 (UK to Continent), TD8 (Kuwait to Singapore) TD9 (Latin America to US Gulf) Td14 9Austrlai to Southeast Asia).

The most volatile vessel class when it comes to spot voyage rates is VLCCs as measured by the applicable TD3C index. Below is the range of rates for the past four years as measured by the TD3C Index:

●	in 2017, the range in TD3C spot rates was from $5.10 to $12.99 $/ton;

●	in 2018, the range in TD3C spot rates was from $5.58 to $15.61 $/ton;

SAI-8

●	in 2019, the range in TD3C spot rates was from $6.81 to $58.37 $/ton;

●	in 2020, the range in TD3C spot rates was from $5.42 to $48.96 $/ton;

●	in 2021, the range in TD3C spot rates was from $5.16 to $11.86 $/ton;

●	in 2022, the range in TD3C spot rates was from $6.36 to $26.16 $/ton

●	in 2023, the range in TD3C spot rates was from $8.78 to $24.52 $/ton;

●	in 2024, the range in TD3C spot rates was from $8.49 to $20.34 $/ton; and

●	in 2025, the range in TD3C spot rates was from $9.37 to $30.80 $/ton.

The average price for TD3C Index rates in the 10 years from 2016 through the end of 2025 has been $11.40/ton and the median price has been $10.26/ton. The highest price was $58.37/ton in 2019 and its lowest was $5.10/ton in 2017.

TD3C in $/Ton
$70
$60
$50
$40
$30
$20
$10
$0
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Source: The Baltic Exchange

Spot voyage rates are inherently volatile, reflecting the long lead times for ships to reach a specific port in time when demand for transportation from such specific port rises. Spot rate volatility has a meaningful impact on Freight Futures’ realized historical volatility and implied future volatility.

SAI-9

Freight Futures

The tanker freight market is a crucial part in the world of global trade, transporting almost half of the world’s oil. The last decade has seen unprecedented volatility in the tanker shipping space, driven by factors such as supply and demand dynamics of seaborne trading volumes, and the number and types of shipping vessels.

Freight Futures are financial futures contracts that allow ship owners, charterers and speculators to hedge against the volatility of freight rates. Freight Futures are built on indices such as the TD3C Index, TD20 Index, TD25 Index and TD22 Index. In addition to the crude oil tanker routes, there are also Freight Futures for routes corresponding to the transportation of refined oil products (gasoline, diesel, etc.).

Freight Futures are financial instruments that trade off-exchange but then are cleared through an exchange. Market participants communicate their buy or sell orders through a network of execution brokers mainly through phone or instant messaging platforms with specific trading instructions related to price, size, and type of order. The execution broker receives such order and then attempts to match it with a counterpart. Once there is a match and both parties confirm the transaction, the execution broker submits the transaction details including trade specifics, counterparty details and accounts to the relevant exchange for clearing, thus completing a cleared block futures transaction. The exchange will then require the relevant member or FCM to submit the necessary margin to support the position similar to other futures clearing and margin requirements.

Tanker Freight Futures are listed and cleared on the following exchanges: The Chicago Mercantile Exchange (CME) and the Intercontinental Commodity Exchange (ICE).

Freight Futures settle monthly over the arithmetic average of spot index assessments in the contract month for the relevant underlying product, rounded to three decimal places. The daily index publication, against which Freight Futures settle, is published by the Baltic Exchange.

Although historically the Worldscale methodology has been used as means of transacting, lately, a USD per ton quoted methodology has been increasingly used. Both methods of quoting freight are identical: Worldscale represents a percentage of a predetermined fixed rate referred to as “flat rate”, effectively translating the quoted freight from USD per ton to a percentage of the flat rate. As an example, a rate quoted at Worldscale 40 (WS 40) of a flat rate of $18 per ton would represent 40% of the $18/ton flat rate, or $7.20 per ton. Whether the rate is quote on Worldscale or on USD per ton, the resulting freight rate would be the same ($7.20 per ton).

Freight brokers have recently been reporting freight futures inn both Worldscale and USD per ton basis.

Generally, Freight Futures trade from approximately 03:00 a.m. Eastern Time (“E.T.”) to approximately 13:00 p.m. E.T. The great majority of trading volume occurs during London business hours, from approximately 4:00 a.m. E.T. to approximately 12:00 p.m. E.T. Some limited trading takes place during Asian business hours as well (12:00 a.m.-3:00 a.m. E.T.). The final closing prices for settlement are published daily around 1:00 p.m. E.T. Final cash settlement occurs the first business day following the expiry day.

SAI-10

Freight Futures are quoted in U.S. Dollars per metric tonne, with a minimum lot size of 1,000 metric tonnes. One lot represents freight costs to transport 1,000 metric tonne in US Dollars. The nominal value of a contract is simply the product of lots and Freight Future price. There are Freight Futures contracts of up to 72 consecutive months, starting with the current month, available for trading for each vessel class.

Freight Futures are primarily traded off-exchange, through broker members of the Forward Freight Agreement Brokers Association (“FFABA”), such as Clarkson’s Securities, Freight Investor Services and the GFI Group,. Members of the FFABA must be members of the Baltic Exchange and must be regulated by the Financial Conduct Authority if resident in the United Kingdom, or if not resident in the United Kingdom, by an equivalent body if required by the authorities in the jurisdiction.

Similar to other futures, Freight Futures are subject to margin requirements by the relevant exchanges. The Sponsor anticipates that approximately 20% to 50% of the Fund’s assets will be used as payment for or collateral for Freight Futures contracts. In order to collateralize its Freight Futures positions the Fund will hold such assets, from which it will post margin to its FCM, in an amount equal to the margin required by the relevant exchanges, and transfer to its FCM any additional amounts that may be separately required by the FCM.

Most of the daily trading takes place over phones and instant messaging platforms. Trading screens also exist and some trading also happens through such screens. Brokers are required to report to the relevant exchanges each trade that takes place.

The liquidity of tanker Freight Futures (clean and dirty) has been increasing, in lot terms, over the last six years with approximately 1,146 thousand lots trading in 2025, up from approximately 855 thousand lots in 2024. As of December 2025, open interest stood at approximately 139,000 lots across all asset classes representing an estimated value of approximately $3.3 billion. Of such open interest, TD3C contracts account for approximately 27%. Major market participants in tanker Freight Futures market include: commodity producers, commodity users, commodity trading houses, ship operators, major banks, investment funds and independent ship owners.

SAI-11

Annual Freight Futures Volume, in Lots
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Source: The Baltic Exchange

Impact of Futures Roll on Total Returns and Fund Allocation

Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result from investing in near dated futures contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next calendar quarter contract. The fund might roll the current month position to a contract of higher value than the expiring one, which could potentially have a negative impact on the fund’s performance (“negative roll yield”) if the settlement price ends up being lower than the purchase price. On the other hand, the fund may benefit even if the next calendar quarter contract is of higher value compared to the expiring one, if the settlement price ends up being higher than the purchase price.

If the futures market is in a state of “backwardation” (i.e., when the price of freight in the future is expected to be less than the current spot price), the Fund will buy later-to-expire contracts for a lower price than the sooner-to-expire contracts that mature. Hypothetically, and assuming no other changes to either prevailing spot prices for tankers or the price relationship between the spot price, soon-to-expire contracts and later-to-expire contracts, the value of a contract will rise as it approaches expiration, increasing the Fund’s total return (ignoring the impact of commission costs and the interest earned on U.S. Treasuries, cash and/or cash equivalents).

SAI-12

If the futures market is in “contango,” the Fund will buy later-to-expire contracts for a higher price than the sooner-to-expire contracts that mature. Hypothetically, and assuming no other changes to either prevailing spot prices for tankers or the price relationship between the spot price, soon-to-expire contracts and later-to-expire contracts, the value of a contract will fall as it approaches expiration, decreasing the Fund’s total return (ignoring the impact of commission costs and the interest earned on U.S. Treasuries, cash and/or cash equivalents).

Unlike other commodities, given the absence of physical delivery in the freight futures market, the freight futures price reflects only expectations of average futures spot rates and not any particular relationship between spot prices and futures prices (what commonly is known as “carry”). Historically, the tanker market has exhibited strong seasonality, with the summer months being the weakest in terms of spot rates. As the year progresses, spot rates tend to strengthen, usually reaching their seasonal peak in the fourth quarter of the year. This is primarily due to weather patterns as well as heating demand in the Northern Hemisphere in the most prominent exporting regions and the buying patterns of the most prominent importing countries. As a result, Freight Futures market participants have a tendency to anticipate such progressively stronger rates and, as a result, Freight Futures have historically been in contango towards the beginning of the year. Then, during the fourth quarter, as the market anticipates the seasonally weak first quarter, the Freight Futures market tends to flip to backwardation. During each of the past five years, the Freight Futures markets have experienced both periods of contango and periods of backwardation.

Although the Fund intends to be fully invested in Freight Futures, the Sponsor may not be able to invest the Fund’s assets in futures contracts having an aggregate notional amount exactly equal to the expiring position or the asset allocation of 90% TD3C VLCC contracts and 10% TD20 Suezmax contracts. For example, as standardized contracts, Freight Futures contracts are denominated in specific dollar amounts, and the Fund’s NAV and the proceeds from the sale of a Creation Basket are unlikely to be an exact multiple of the amounts of those contracts.

Although the Fund intends to hold positions to maturity, the Sponsor has the option to close existing positions when it determines it would be appropriate to do so and reinvest the proceeds in other positions. Positions may also be closed out to meet orders for Redemption Baskets.

Regulatory Environment

The regulation of futures markets, futures contracts, and futures exchanges has historically been comprehensive. The CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency including, for example, the retroactive implementation of speculative position limits, increased margin requirements, the establishment of daily price limits and the suspension of trading.

The regulation of commodity interest transactions in the United States is an evolving area of law and is subject to ongoing modification by governmental and judicial action. Considerable regulatory attention has been focused on non-traditional investment pools that are publicly distributed in the United States. There is a possibility of future regulatory changes within the United States altering, perhaps to a material extent, the nature of an investment in the Fund, or the ability of the Fund to continue to implement its investment strategy. The effect of any future regulatory change on the Fund is impossible to predict but could be substantial and adverse.

SAI-13

The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors with respect to “commodity interests,” such as futures, swaps and options, and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered CPO, such as the Sponsor, is required to make annual filings with the CFTC and NFA describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered CPOs. Pursuant to this authority, the CFTC requires CPOs to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the Sponsor’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing the Fund, and might result in the termination of the Fund if a successor sponsor is not elected pursuant to the Trust Agreement.

The Fund’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or an FCM, introducing broker, commodity trading advisor, CPO, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of CPOs and FCMs and their respective associated persons. The Sponsor and the Fund’s clearing broker are members of the NFA. As such, they will be subject to NFA standards relating to fair trade practices, financial condition and consumer protection. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members. Neither the Trust nor the Fund is required to become a member of the NFA.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

SAI-14

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, exempt board of trade or electronic trading facility. Clearing organizations are also subject to the CEA and the rules and regulations adopted thereunder as administered by the CFTC. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted in response to the economic crisis of 2008 and 2009 and it significantly altered the regulatory regime to which the securities and commodities markets are subject. To date, the CFTC has issued proposed or final versions of almost all of the rules it is required to promulgate under the Dodd-Frank Act. The provisions of the new law include the requirement that position limits be established on a wide range of commodity interests, including agricultural, energy, and metal-based commodity futures contracts, options on such futures contracts and cleared and uncleared swaps that are economically equivalent to such futures contracts and options; new registration and recordkeeping requirements for swap market participants; capital and margin requirements for “swap dealers” and “major swap participants,” as determined by the new law and applicable regulations; reporting of all swap transactions to swap data repositories; and the mandatory use of clearinghouse mechanisms for sufficiently standardized swap transactions that were historically entered into in the over-the-counter market, but are now designated as subject to the clearing requirement; and margin requirements for over-the-counter swaps that are not subject to the clearing requirements.

The Dodd-Frank Act was intended to reduce systemic risks that may have contributed to the 2008/2009 financial crisis. Since the first draft of what became the Dodd-Frank Act, supporters and opponents have debated the scope of the legislation. As the Administrations of the United States change, the interpretation and implementation will change along with them. Nevertheless, regulatory reform of any kind may have a significant impact on U.S. regulated entities.

Current rules and regulations under the Dodd-Frank Act require enhanced customer protections, risk management programs, internal monitoring and controls, capital and liquidity standards, customer disclosures and auditing and examination programs for FCMs. The rules are intended to afford greater assurances to market participants that customer segregated funds and secured amounts are protected, customers are provided with appropriate notice of the risks of futures trading and of the FCMs with which they may choose to do business, FCMs are monitoring and managing risks in a robust manner, the capital and liquidity of FCMs are strengthened to safeguard the continued operations and the auditing and examination programs of the CFTC and the self-regulatory organizations are monitoring the activities of FCMs in a thorough manner.

SAI-15

Regulatory bodies outside the U.S. have also passed or proposed, or may propose in the future, legislation similar to that proposed by the Dodd-Frank Act or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” over-the-counter (“OTC”) contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012, as amended) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of un-cleared OTC derivative contracts, including the mandatory margining of un-cleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivatives contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

In addition, considerable regulatory attention has been focused on non-traditional publicly distributed investment pools such as the Fund. Furthermore, various national governments have expressed concern regarding the disruptive effects of speculative trading in certain commodity markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the Fund is impossible to predict, but could be substantial and adverse.

The Fund will use 100% of its net assets to invest in and trade in Freight Futures and options on Freight Futures that are subject to regulation by the CFTC and traded pursuant to CFTC and applicable exchange regulations. The offering of the Fund’s shares is registered with the SEC in accordance with the Securities Act of 1933 (the “1933 Act”) and the Fund’s shares are registered with the SEC under the Exchange Act. The Fund is a commodity pool and the Sponsor is a commodity pool operator subject to regulation by the CFTC and the NFA under the Commodity Exchange Act, as amended.

SAI-16